Exhibit 99.(a)(1)(A)

VERENIUM CORPORATION

55 CAMBRIDGE PARKWAY

CAMBRIDGE, MA 02142

(617) 674-5300

OFFER TO EXCHANGE

CERTAIN OUTSTANDING OPTIONS TO PURCHASE COMMON STOCK

FOR NEW REPLACEMENT OPTIONS

October 13, 2009

SUMMARY TERM SHEET

The following is a summary of the material terms of the offer to exchange outstanding options to purchase common stock (the “Offer” or the “Option Exchange”). We urge you to read carefully the remainder of this Offer To Exchange Certain Outstanding Options to Purchase Common Stock for New Replacement Options (together with the related cover letter, this Summary Term Sheet, the Glossary and the Questions and Answers, the “Offer Documents”), including the attachments that follow, and the Schedule TO, because the information in this summary is not complete and additional important information is contained in the remainder of the Offer Documents and the Schedule TO filed with the Securities and Exchange Commission (“SEC”) in connection with the Offer. We have included cross-references to the relevant sections of the Offer Documents where you can find a more complete description of the topics discussed in this summary. Capitalized terms not defined elsewhere are defined in the Glossary beginning on page 4.

•

Offer. We are offering Eligible Participants the opportunity to exchange Eligible Options for Replacement Options to purchase an equal or reduced number of shares of our common stock. Eligible Options are all outstanding stock options under the Company Option Plans with an exercise price greater than the closing sales price of our common stock on the trading day immediately preceding the Commencement Date.

•	Eligible Participants. The Offer will be open to all persons that, as of the Commencement Date, are employed by us or our Subsidiaries or are a member of our Board of Directors.

•	Voluntary Participation; Exchange. Your participation in the Offer is voluntary. However, if you choose to participate you must exchange all of your Eligible Options for Replacement Options.

•

Exchange Ratios. We have established three exchange ratios for Eligible Options, depending on their exercise prices. Our intent was to establish exchange ratios that will result in the issuance of Replacement Options that the Compensation Committee believes is appropriate for Eligible Options grouped together based on awards with similar prices. The following table sets forth the three exchange ratios and the range of exercise prices of Eligible Options applicable to each exchange ratio:

Exercise Price Range	Exchange Ratio: Eligible Options per Replacement Options
$5.02[1] – $47.99	1.0 to 1.0
$48.00 – $95.99	1.5 to 1.0
≥$96.00	2.0 to 1.0

[1]

Eligible Options are those which are outstanding on the Expiration Date and have an exercise price greater than $5.01, which was the closing sales price of Verenium’s common stock on October 12, 2009, the trading day immediately preceding the Commencement Date.

The total number of shares of common stock issuable upon exercise of Replacement Option will be determined by dividing the number of shares underlying the surrendered option by the applicable exchange ratio and rounding to the nearest whole share. For example, if an Eligible Participant holds an option to purchase 1,000 shares of our common stock at an exercise price of $98.00 per share, he or she would be entitled to exchange that option for a replacement stock option to purchase 500 shares of Verenium common stock, with such replacement stock option having an exercise price equal to the fair market value of our common stock at the time of the exchange (i.e., after applying the applicable 2-to-1 exchange ratio set forth in the table above).

We will not issue any Replacement Options covering a fractional share in the exchange. The total number shares subject to the Replacement Option you will receive with respect to a surrendered Eligible Option will be determined by applying the applicable exchange ratio to the number of shares underlying the surrendered Eligible Option and rounding up to the nearest whole share.

•	Replacement Options Vesting. The Replacement Options will receive a revised vesting schedule. Fifty percent of the Replacement Options granted to employees will remain subject to the same vesting schedule and vesting commencement date of those options that are surrendered. The remaining fifty

i

percent of the new options will be subject to an additional two years of vesting (commencing on the grant date of the Replacement Options) and will vest in equal quarterly installments over the entire vesting period of the Replacement Option, with the first such installment vesting on the date of the first fiscal quarter end following the date of such grant. To the extent that the portion of an employee’s Replacement Option subject to vesting is not equally divisible among the eight quarters of the two-year vesting period, the remainder shall vest with the first such installment. Set forth below for illustration purposes only are three examples of revised vesting schedules that would result if an employee participated in the exchange:

•

Example 1. Assume that at the time we commence the Offer, an employee has a fully vested option to purchase 2,000 shares of our common stock, and that based on the exercise price of the surrendered option the employee will receive a new option at a 2-to-1 exchange ratio. If the employee elects to participate in the exchange, the employee will receive a Replacement Option to purchase 1,000 shares of our common stock with the following vesting schedule: (i) fifty percent of the Replacement Option will be subject to the original vesting schedule, meaning that 500 of the shares will be fully vested at the time the Replacement Option is issued, and (ii) fifty percent of the Replacement Option will be subject to two years of vesting commencing on the grant date of the Replacement Option, meaning that 500 of the shares will vest in equal quarterly installments over the two-year period commencing on the grant date of the Replacement Option.

•

Example 2. Assume that at the time we commence the Offer, an employee has an option to purchase 2,000 shares of our common stock, of which 500 shares are fully vested and the remaining 1,500 shares will vest in equal quarterly installments over the next three years, and that based on the exercise price of the surrendered option the employee will receive a new option at a 2-to-1 exchange ratio. If the employee elects to participate in the exchange, the employee will receive a Replacement Option to purchase 1,000 shares of our common stock with the following vesting schedule: (i) fifty percent of the Replacement Option will be subject to the original vesting schedule, meaning that 125 of the shares will be fully vested at the time the Replacement Option is issued, and 375 of the shares will vest in equal quarterly installments over the three-year period commencing on the grant date of the Replacement Option, and (ii) fifty percent of the Replacement Option will be subject to an additional two years of vesting commencing on the grant date of the Replacement Option, meaning that 500 of the shares will vest in equal quarterly installments over the five-year period commencing on the grant date of the Replacement Option (reflecting the addition of two years of additional vesting to the three years remaining on the original vesting schedule).

•

Example 3. Assume that at the time we commence the Offer, an employee has an option to purchase 2,000 shares of our common stock, of which 500 shares will be fully vested in six months (the one-year anniversary of the option’s grant date) and the remaining 1,500 shares will begin vesting quarterly over three years starting on the one-year anniversary of the option’s grant date. Thus, the option will be fully vested in three and one half years. In addition, assume that based on the exercise price of the surrendered option the employee will receive a new option at a 2-to-1 exchange ratio. If the employee elects to participate in the exchange, the employee will receive a Replacement Option to purchase 1,000 shares of our common stock, with the following vesting schedule: (i) fifty percent of the Replacement Option will be subject to the original vesting schedule, meaning that 125 of the shares will be fully vested in six months (the one-year anniversary of the original option’s grant date) and 375 options will vest quarterly over three years starting on the one-year anniversary of the original option’s grant date, and (ii) fifty percent of the Replacement Option will be subject to an additional two years of vesting commencing on the grant date of the Replacement Option, meaning that 500 of the shares will vest in equal quarterly installments over the five-and-one-half-year period commencing on the grant date of the Replacement Option (reflecting the addition of two years of additional vesting to the three and one-half years remaining on the original vesting schedule).

Fifty percent of the Replacement Options granted to our non-employee Directors will remain subject to the same vesting schedule and vesting commencement date of the surrendered options, and the remaining fifty percent of new options will be subject to an additional three years of vesting (commencing on the grant date of the Redemption Option) and will vest in equal quarterly installments over the entire revised vesting schedule of the Replacement Option. For instance, assume that at the time we commence the Offer, a non-employee Director has an option to purchase 2,000 shares of our common stock that vests over four years, of which 500 shares are fully vested and the remaining 1,500 shares will vest in equal quarterly installments over the next three years, and that based on the exercise price of the surrendered option the Director will receive a new option at a 2-to-1 exchange ratio. If the Director elects to participate in the exchange, the Director will receive a Replacement Option to purchase 1,000 shares of our common stock with the following vesting schedule: (i) fifty percent of the Replacement Option will be subject to the original vesting schedule, meaning that 125 of the shares will be fully vested at the time the Replacement Option is issued, and 375 of the shares will vest in equal quarterly installments over the next three years, and (ii) fifty percent of the Replacement Option will be subject to an additional three years of vesting commencing on the grant date of the Replacement Option, meaning that 500 of the shares will vest in equal quarterly installments over the next six years (reflecting the addition of three years of additional vesting to the three years remaining on the original vesting schedule).

If you exchange Eligible Options for Replacement Options and your service with us or one of our Subsidiaries terminates for any reason before the Replacement Options are vested in full, then you will forfeit that portion of any Replacement Options received that remains unvested at the time your service with us or one of our Subsidiaries terminates. Once vested, the options may be exercised at any time prior to the ten-year anniversary of the new grant date, unless the options terminate earlier in accordance with the terms of the Company Option Plan pursuant to which the options were granted; provided that, if you are a non-exempt employee (one who is entitled to overtime pay) then your Replacement Options will not be exercisable for a period of six months (except as otherwise provided in the option agreement, regardless of whether the Replacement Option is vested before the end of that six-month period).

•

Other Terms and Conditions of Replacement Options. Replacement Options will be nonstatutory stock options granted pursuant to our 2007 Equity Incentive Plan or 2005 Non-Employee Director Plan, even if the Eligible Options surrendered in the Offer were incentive stock options. Each Replacement Option represents a right to acquire a specific number of shares of our common stock at a fixed exercise price per share that is equal to the Fair Market Value of our common stock on the date the Replacement Option is granted. The exchange of stock options pursuant to the Offer should be treated as a non-taxable exchange because the new stock options will have an exercise price equal to the fair market value of our common stock on the grant date. You should not recognize any income for U.S. federal income tax purposes upon the grant of the Replacement Options. All other terms and conditions of the Replacement Options will be substantially the same as those that apply generally to stock options granted under our 2007 Equity Incentive Plan or 2005 Non-Employee Director Plan.

•

Timing. We commenced the Offer on Tuesday, October 13, 2009. The Expiration Date of the Offer is currently 12:00 a.m. (midnight) Eastern Time on Thursday, November 12, 2009 (that is, one minute after 11:59 p.m. on November 11, 2009), but we may extend the expiration of the Offer to a later date.

•

Eligibility. If for any reason you are not employed by us or any of our Subsidiaries on the Commencement Date, or not a member of our Board of Directors on such date, you will not be eligible to participate in the Offer. If you are not employed by us or one of our Subsidiaries on the Expiration Date, your tender of your stock options will not be accepted. If the Expiration Date and the grant date are different and you are an employee of Verenium or one of our Subsidiaries (including an employee on a leave of absence) as of the Expiration Date but are not employed continuously by us or one of our Subsidiaries (including on a leave of absence) through the date the Replacement Options are granted, then you are not eligible to receive the Replacement Options and any Eligible Options tendered for exchange will not be reinstated.

•

Election. To make your election to accept the Offer, you must properly and completely submit your election via the Company’s Tender Offer Website before 12:00 a.m. (midnight), Eastern Time, on the Expiration Date (that is, one minute after 11:59 p.m. on November 11, 2009) in accordance with the procedures described in the Offer Documents. You may withdraw your election at any time prior to 12:00 a.m. (midnight), Eastern Time, on the Expiration Date by following similar procedures. You may not withdraw your election after the stated time on the Expiration Date. If you do not wish to make your election via our Tender Offer Website or are unable to use the electronic system for any reason, you must contact us by telephone at (617) 674-5319 to request a written election form, which you must complete and return to us as directed. (See Sections 3 and 4)

•

Conditions to the Offer. The Offer is subject to a number of conditions. If any of the conditions to which the Offer is subject occurs, we may terminate or amend the Offer, or we may postpone or forego our acceptance of any Eligible Options for exchange. (See Section 6)

•

Trading Price for Our Common Stock. Shares of our common stock are traded on the NASDAQ Global Market under the symbol “VRNM.” We recommend that you obtain current market quotations for our common stock before deciding whether to elect to exchange your Eligible Options. (See Section 7)

•

Tax Consequences. The exchange of Eligible Options for Replacement Options pursuant to the Offer should be treated as a non-taxable exchange and neither we nor any of our employees should recognize any income for U.S. federal income tax purposes upon the surrender of Eligible Options and the grant of Replacement Options. (See Section 13)

•

Amendment and Termination. As long as we comply with applicable laws, we may amend or terminate the Offer in any way. We will notify you if we amend or terminate the Offer. We may be required to extend the Offer in the event we materially change the terms of the Offer. (See Section 14)

VERENIUM CORPORATION

OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS

TO PURCHASE COMMON STOCK FOR NEW REPLACEMENT OPTIONS

THE OFFER EXPIRES AT 12:00 A.M. (MIDNIGHT), EASTERN TIME, ON NOVEMBER 12, 2009

(THAT IS, ONE MINUTE AFTER 11:59 P.M. ON NOVEMBER 11, 2009), UNLESS WE EXTEND THE

EXPIRATION OF THE OFFER TO A LATER DATE

We are offering Eligible Participants the opportunity to exchange outstanding options to purchase shares of our common stock that have an exercise price greater than the closing sales price of our common stock on the trading day immediately preceding the Commencement Date for Replacement Options to purchase a reduced number of shares of our common stock at a fixed exercise price per share that is equal to the Fair Market Value of our common stock on the date the Replacement Options are granted. We expect to grant the Replacement Options on the first business day after the Expiration Date. The Replacement Options will be granted pursuant to our 2007 Equity Incentive Plan or 2005 Non-Employee Director Plan, as applicable. If you are an Eligible Participant and wish to accept the Offer, you must properly and completely submit your election on the Company’s Tender Offer Website agreeing to exchange all of your Eligible Options (that is, you may accept the Offer and exchange all of your Eligible Options or reject the Offer and exchange none of your Eligible Options, but you may not accept the Offer as to only some of your Eligible Options). If you do not wish to make your election via our Tender Offer Website or are unable to use the electronic system for any reason, you must contact us by telephone at (617) 674-5319 to request a written election form, which you must complete and return to us as directed.

The Offer is currently expected to expire at 12:00 a.m. (midnight), Eastern Time, on November 12, 2009 (that is, one minute after 11:59 p.m. on November 11, 2009), unless we extend the expiration of the Offer to a later date. Capitalized terms not defined elsewhere are defined in the Glossary beginning on page 4. The Offer will be open to all persons that as of the commencement of the Offer are employed by us or our Subsidiaries.

The exchange ratios of shares subject to Eligible Options cancelled to shares subject to Replacement Options issued range from 1-to-1 to 2-to-1. Our intent was to establish exchange ratios that will result in the issuance of Replacement Options that the Compensation Committee of our Board of Directors believes is appropriate for Eligible Options Grants grouped together based on awards with similar prices.

If you are an Eligible Participant, you may exchange your outstanding Eligible Options for Replacement Options. However, in order to participate in the exchange, you must exchange all of the Eligible Options you have been issued by Verenium. Your election to exchange your Eligible Options for Replacement Options is entirely voluntary and may not be withdrawn after the time the Offer expires on the Expiration Date.

Each Replacement Option issued in the exchange will represent a right to acquire a specific number of shares of our common stock, calculated based on the exchange ratio applicable to the Eligible Option that it replaces, at a fixed exercise price per share that is equal to the Fair Market Value of our common stock on the date the Replacement Option is granted. We expect to grant the Replacement Options on the first business day after the Expiration Date. Once vested, the options may be exercised at any time prior to the ten-year anniversary of the grant of the Replacement Option, unless the options terminate earlier in accordance with the terms of our 2007 Equity Incentive Plan or 2005 Non-Employee Director Plan, as applicable.

The Replacement Options will receive a revised vesting schedule. Fifty percent of the Replacement Options granted to employees will remain subject to the same vesting schedule and vesting commencement date of those options that are surrendered. The remaining fifty percent of the new options will be subject to an additional two years of vesting and will vest in equal quarterly installments over the entire vesting period of the Replacement Option, with the first such installment vesting on the date of the first fiscal quarter end following the date of such grant. To the extent that the portion of an employee’s Replacement Option subject to additional vesting

(commencing on the grant date of the Replacement Option) is not equally divisible among the number of quarters of the new vesting period, the remainder shall vest with the first such installment. Set forth below for illustration purposes only are three examples of revised vesting schedules that would result if an employee participated in the exchange:

•

Example 1. Assume that at the time we commence the Offer, an employee has a fully vested option to purchase 2,000 shares of our common stock, and that based on the exercise price of the surrendered option the employee will receive a new option at a 2-to-1 exchange ratio. If the employee elects to participate in the exchange, the employee will receive a Replacement Option to purchase 1,000 shares of our common stock with the following vesting schedule: (i) fifty percent of the Replacement Option will be subject to the original vesting schedule, meaning that 500 of the shares will be fully vested at the time the Replacement Option is issued, and (ii) fifty percent of the Replacement Option will be subject to two years of vesting commencing on the grant date of the Replacement Option, meaning that 500 of the shares will vest in equal quarterly installments over the two-year period commencing on the grant date of the Replacement Option.

•

Example 2. Assume that at the time we commence the Offer, an employee has an option to purchase 2,000 shares of our common stock, of which 500 shares are fully vested and the remaining 1,500 shares will vest in equal quarterly installments over the next three years, and that based on the exercise price of the surrendered option the employee will receive a new option at a 2-to-1 exchange ratio. If the employee elects to participate in the exchange, the employee will receive a Replacement Option to purchase 1,000 shares of our common stock with the following vesting schedule: (i) fifty percent of the Replacement Option will be subject to the original vesting schedule, meaning that 125 of the shares will be fully vested at the time the Replacement Option is issued, and 375 of the shares will vest in equal quarterly installments over the three-year period commencing on the grant date of the Replacement Option, and (ii) fifty percent of the Replacement Option will be subject to an additional two years of vesting commencing on the grant date of the Replacement Option, meaning that 500 of the shares will vest in equal quarterly installments over the five-year period commencing on the grant date of the Replacement Option (reflecting the addition of two years of additional vesting to the three years remaining on the original vesting schedule).

•

Example 3. Assume that at the time we commence the Offer, an employee has an option to purchase 2,000 shares of our common stock, of which 500 shares will be fully vested in six months (the one-year anniversary of the option’s grant date) and the remaining 1,500 shares will begin vesting quarterly over three years starting on the one-year anniversary of the option’s grant date. Thus, the option will be fully vested in three and one half years. In addition, assume that based on the exercise price of the surrendered option the employee will receive a new option at a 2-to-1 exchange ratio. If the employee elects to participate in the exchange, the employee will receive a Replacement Option to purchase 1,000 shares of our common stock, with the following vesting schedule: (i) fifty percent of the Replacement Option will be subject to the original vesting schedule, meaning that 125 of the shares will be fully vested in six months (the one-year anniversary of the original option’s grant date) and 375 options will vest quarterly over three years starting on the one-year anniversary of the original option’s grant date, and (ii) fifty percent of the Replacement Option will be subject to an additional two years of vesting commencing on the grant date of the Replacement Option, meaning that 500 of the shares will vest in equal quarterly installments over the five-and-one-half-year period commencing on the grant date of the Replacement Option (reflecting the addition of two years of additional vesting to the three and one-half years remaining on the original vesting schedule).

Fifty percent of the Replacement Options granted to our non-employee Directors will remain subject to the same vesting schedule and vesting commencement date of those options that are surrendered and the remaining fifty percent of new options will be subject to an additional three years of vesting (commencing on the grant date of the Replacement Option) and will vest in equal quarterly installments over the entire revised vesting schedule of the Replacement Option. For instance, assume that at the time we commence the Offer, a non-employee Director has an option to purchase 2,000 shares of our common stock that vests over four years, of which 500 shares are fully vested and the remaining 1,500 shares will vest in equal quarterly installments over the next three years, and that based on the exercise price of the surrendered option the Director will receive a new option at a 2-to-1 exchange ratio. Assuming the Director elects to participate in the exchange, the Director will receive a Replacement Option to purchase 1,000 shares of our common stock and the Replacement Option will have the following vesting schedule: (i) fifty percent of the Replacement Option will be subject to the original vesting schedule, meaning that 125 of the shares will be fully vested at the time the Replacement Option is issued and 375 of the shares will vest in equal quarterly installments over the next three years, and (ii) fifty percent of the Replacement Option will be subject to an additional three years of vesting commencing on the grant date of the Replacement Options, meaning that the 500 shares will vest in equal quarterly installments over the next six years (reflecting the addition of three years of additional vesting to the three years remaining on the original vesting schedule).

IF YOU EXCHANGE YOUR ELIGIBLE OPTIONS FOR REPLACEMENT OPTIONS AND YOUR SERVICE WITH US OR ONE OF OUR SUBSIDIARIES TERMINATES FOR ANY REASON BEFORE THE REPLACEMENT OPTIONS ARE VESTED IN FULL, THEN YOU WILL FORFEIT THAT PORTION OF ANY REPLACEMENT OPTIONS THAT REMAIN UNVESTED AT THE TIME YOUR SERVICE WITH US OR ONE OF OUR SUBSIDIARIES TERMINATES.

We will not issue any Replacement Options covering a fractional share in exchange for Eligible Options. The total number shares subject to the Replacement Option you will receive with respect to a surrendered Eligible Option will be determined by applying the applicable exchange ratio to the number of shares underlying the surrendered Eligible Option and rounding up to the nearest whole share.

We are making the Offer upon the terms, and subject to the conditions, described in the Offer Documents. Without limiting the preceding sentence, the Offer is subject to conditions that we describe in Section 6 of the Offer Documents.

ALTHOUGH OUR BOARD OF DIRECTORS HAS APPROVED THE OFFER, NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR ELIGIBLE OPTIONS FOR EXCHANGE. YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER YOUR ELIGIBLE OPTIONS.

Shares of our common stock are traded on the NASDAQ Global Market under the symbol “VRNM.” On October 12, 2009, the closing price of our common stock as reported on the NASDAQ Global Market was $5.01. We recommend that you obtain current market quotations for our common stock before deciding whether to elect to exchange your Eligible Options.

A listing of all of your Eligible Options can be obtained by logging into the Tender Offer Website. If you have any questions regarding the Offer, please consult the Offer Documents and the Schedule TO. If these documents do not answer your questions, or if you need assistance completing the related documentation, or accessing the Tender Offer Website please email tenderoffer@verenium.com. If you do not wish to make your election via our Tender Offer Website or are unable to use the electronic system for any reason, you must contact us by telephone at (617) 674-5319 to request a written election form, which you must complete and return to us as directed.

THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (“SEC”), NOR HAS THE SEC PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

IMPORTANT

Your election to exchange your Eligible Options is voluntary. If you decide to participate in the Offer, you must properly complete the Election Form found at the Tender Offer Website and submit it in accordance with its instructions before the Expiration Date or on a later date if we extend the expiration of the Offer to a later date. “Expiration Date” means the time that the Offer will expire, which is currently set to be at 12:00 a.m. (midnight) Eastern Time on November 12, 2009 (that is, one minute after 11:59 p.m. on November 11, 2009), unless we extend the expiration of the Offer to a later date.

If you do not submit the Election Form by the stated time on the Expiration Date, you will be deemed to have rejected the Offer. Delivery of the completed forms will be deemed made only when actually received by us. No late deliveries will be accepted. If you do not wish to make your election via our Tender Offer Website or are unable to use the electronic system for any reason, you must contact us by telephone at (617) 674-5319 to request a written election form, which you must complete and return to us as directed.

Our Board of Directors recognizes that the decision to accept or reject the Offer is an individual one that should be based on a variety of factors. You should consult your personal advisors if you have questions about your financial and/or tax situation. The information about the Offer is limited to the Offer Documents.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR ELIGIBLE OPTIONS PURSUANT TO THE OFFER. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THE OFFER DOCUMENTS. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

GLOSSARY

“2005 Plan” means our 2005 Non-Employer Director Plan. All Replacement Options issued to non-employee Directors will be issued under the 2005 Plan.

“2007 Plan” means our 2007 Equity Incentive Plan. All Replacement Options issued to employees will be issued under the 2007 Plan.

“Board of Directors” means the Board of Directors of Verenium Corporation.

“Commencement Date” means October 13, 2009, the date that we first provide to Eligible Participants the opportunity to participate in the Offer and the means to exchange Eligible Options.

“Company” means Verenium Corporation.

“Company Option Plans” means the Verenium 2007 Equity Incentive Plan, the Verenium 2005 Non-Employee Directors’ Equity Incentive Plan, the Verenium 1997 Equity Incentive Plan, the Verenium 1999 Non-Employee Director Equity Incentive Plan, the BC International 2006 Equity Incentive Plan, the BC International 2004 Equity Incentive Plan, and the BC International Corporation 1998 Stock Plan.

“Director” means a member of the Board of Directors.

“Eligible Option(s)” means any outstanding stock options that were granted under our Company Option Plans and held by Eligible Participants and that have an exercise price greater than the closing sales price of our common stock on the trading day immediately preceding the Commencement Date. In addition to the foregoing, stock options must be outstanding on the Expiration Date in order to be Eligible Options.

“Eligible Participants” means all persons that as of the commencement of the Offer are employed by us or our Subsidiaries or are members of our Board of Directors.

“employ,” “employed,” “employment” and similar terms shall include, as applicable, service as a Director.

“Expiration Date” means the time that the Offer will expire, which is currently set to be at 12:00 a.m. (midnight) Eastern Time on November 12, 2009 (that is, one minute after 11:59 p.m. on November 11, 2009), unless we extend the expiration of the Offer to a later date.

“Fair Market Value” means the closing sales price of our common stock as quoted on the NASDAQ Global Market on the date of determination (or, if no closing sales price was reported on that date, on the last trading date such closing sales price was reported).

“Offer” means this offer to exchange Eligible Options for Replacement Options.

“Offer Documents” means this Offer to Exchange Certain Outstanding Options to Purchase Common Stock for New Replacement Options, the Summary Term Sheet, the related cover letter, the Glossary and the Questions and Answers (as they each may be amended from time to time).

“Replacement Options” means options issued pursuant to the Offer in exchange for the Eligible Options.

“Schedule TO” means the Tender Offer Statement filed by us with the SEC in connection with the Offer.

“SEC” means the U.S. Securities and Exchange Commission.

“Subsidiary” or “Subsidiaries” means the following subsidiaries of Verenium: Verenium Corporation, Verenium Biofuels Corporation, Verenium Biofuels Louisiana LLC, Verenium Biofuels Texas LLC, Verenium Jennings Operations, L.L.C., Highlands Ethanol, LLC, and Galaxy Biofuels LLC.

“Tender Offer Website” means that portion of the Company’s intranet website dedicated to the Offer to Exchange Certain Outstanding Options to Purchase Common Stock for New Replacement Options.

Verenium means Verenium Corporation.

THE OFFER

1.	NUMBER OF OPTIONS; EXPIRATION DATE.

We are offering Eligible Participants that, as of the Commencement Date, are employed by us or one of our Subsidiaries, or as a member of our Board of Directors, the opportunity to exchange their Eligible Options for Replacement Options to purchase a reduced number of shares of our common stock. Eligible Options are all outstanding options to purchase shares of our common stock that were granted under our Company Option Plans and are held by Eligible Participants that have an exercise price greater than the closing sales price of our common stock on October 12, 2009, which is the trading day immediately preceding the Commencement Date. As of October 12, 2009, when the closing price of the Company’s common stock was $5.01 per share, approximately 702,799 shares of our common stock were covered by options outstanding under the Company Option Plans, of which 621,248 shares were covered by Eligible Options.

Your participation in the Offer is voluntary. However, if you elect to participate you must exchange all of the unexercised options granted to you. The Offer is subject to the terms and conditions described in the Offer Documents. We will only accept for exchange Eligible Options that are properly tendered and not validly withdrawn in accordance with Section 4 of the Offer Documents before the Offer expires on the Expiration Date.

The exchange ratios of shares subject to Eligible Options cancelled to shares subject to Replacement Options issued range from 1-to-1 to 2-to-1. Our intent was to establish exchange ratios that will result in the issuance of Replacement Options that the Compensation Committee believes is appropriate for Eligible Options Grants grouped together based on awards with similar prices. We will not issue any Replacement Options covering a fractional share in exchange for Eligible Options. The total number shares subject to the Replacement Option you will receive with respect to a surrendered Eligible Option will be determined by applying the applicable exchange ratio to the number of shares underlying the surrendered Eligible Option and rounding up to the nearest whole share.

Each Replacement Option issued in the exchange will represent a right to acquire a specific number of shares of our common stock, calculated based on the exchange ratio applicable to the Eligible Option that it replaces, at a fixed exercise price per share that is equal to the Fair Market Value of our common stock on the date the Replacement Option is granted. We expect to grant the Replacement Options on the first business day after the Expiration Date. Once vested, the options may be exercised at any time prior to the ten-year anniversary of the date the Replacement Options were granted, unless the options terminate earlier in accordance with the terms of our 2005 Plan and 2007 Plan, as applicable. The Replacement Options will receive a revised vesting schedule. Fifty percent of the Replacement Options granted to employees will remain subject to the same vesting schedule and vesting commencement date of those options that are surrendered. The remaining fifty percent of the new options will be subject to an additional two years of vesting (or an additional three years of vesting in the case of Replacement Options granted to out non-employee Directors), commencing on the grant date of the Replacement Options, and will vest in equal quarterly installments over the entire vesting period of the Replacement Option, with the first such installment vesting on the date of the first fiscal quarter end following the date of such grant. To the extent that the portion of an employee’s Replacement Option subject to additional vesting is not equally divisible among the number of quarters of the new vesting period, the remainder shall vest with the first such installment. Set forth below for illustration purposes only are three examples of revised vesting schedules that would result if an employee participated in the exchange:

•

Example 1. Assume that at the time we commence the Offer, an employee has a fully vested option to purchase 2,000 shares of our common stock, and that based on the exercise price of the surrendered option the employee will receive a new option at a 2-to-1 exchange ratio. If the employee elects to participate in the exchange, the employee will receive a Replacement Option to purchase 1,000 shares of our common stock with the following vesting schedule: (i) fifty percent of the Replacement Option will be subject to the original vesting schedule, meaning that 500 of the shares will be fully vested at the time the Replacement Option is issued, and (ii) fifty percent of the Replacement Option will be subject to two years of vesting commencing on the grant date of the Replacement Option, meaning that 500 of the shares will vest in equal quarterly installments over the two-year period commencing on the grant date of the Replacement Option.

•

Example 2. Assume that at the time we commence the Offer, an employee has an option to purchase 2,000 shares of our common stock, of which 500 shares are fully vested and the remaining 1,500 shares will vest in equal quarterly installments over the next three years, and that based on the exercise price of the surrendered option the employee will receive a new option at a 2-to-1 exchange ratio. If the employee elects to participate in the exchange, the employee will receive a Replacement Option to purchase 1,000 shares of our common stock with the following vesting schedule: (i) fifty percent of the Replacement Option will be subject to the original vesting schedule, meaning that 125 of the shares will be fully vested at the time the Replacement Option is issued, and 375 of the shares will vest in equal quarterly installments over the three-year period commencing on the grant date of the Replacement Option, and (ii) fifty percent of the Replacement Option will be subject to an additional two years of vesting commencing on the grant date of the Replacement Option, meaning that 500 of the shares will vest in equal quarterly installments over the five-year period commencing on the grant date of the Replacement Option (reflecting the addition of two years of additional vesting to the three years remaining on the original vesting schedule).

•

Example 3. Assume that at the time we commence the Offer, an employee has an option to purchase 2,000 shares of our common stock, of which 500 shares will be fully vested in six months (the one-year anniversary of the option’s grant date) and the remaining 1,500 shares will begin vesting quarterly over three years starting on the one-year anniversary of the option’s grant date. Thus, the option will be fully vested in three and one half years. In addition, assume that based on the exercise price of the surrendered option the employee will receive a new option at a 2-to-1 exchange ratio. If the employee elects to participate in the exchange, the employee will receive a Replacement Option to purchase 1,000 shares of our common stock, with the following vesting schedule: (i) fifty percent of the Replacement Option will be subject to the original vesting schedule, meaning that 125 of the shares will be fully vested in six months (the one-year anniversary of the original option’s grant date) and 375 options will vest quarterly over three years starting on the one-year anniversary of the original option’s grant date, and (ii) fifty percent of the Replacement Option will be subject to an additional two years of vesting commencing on the grant date of the Replacement Option, meaning that 500 of the shares will vest in equal quarterly installments over the five-and-one-half-year period commencing on the grant date of the Replacement Option (reflecting the addition of two years of additional vesting to the three and one-half years remaining on the original vesting schedule).

If you exchange any Eligible Options under the Company Option Plans, then your Replacement Options will be granted under the 2007 Plan if you are an employee or the 2005 Plan if you are a Director.

PARTICIPATION IN THE OFFER DOES NOT CONFER UPON YOU THE RIGHT TO REMAIN EMPLOYED BY US OR ANY OF OUR SUBSIDIARIES. YOUR EMPLOYMENT IS “AT-WILL” AND MAY BE TERMINATED BY US OR BY YOU AT ANY TIME, INCLUDING PRIOR TO THE EXPIRATION DATE (OR THE DATE THE REPLACEMENT OPTIONS ARE GRANTED, IF DIFFERENT), FOR ANY REASON, WITH OR WITHOUT CAUSE.

IF YOUR EMPLOYMENT WITH US OR ONE OF OUR SUBSIDIARIES TERMINATES AFTER YOU TENDER YOUR OPTIONS BUT PRIOR TO THE EXPIRATION DATE, YOU WILL NOT BE ELIGIBLE TO PARTICIPATE IN THE OFFER. IF THE EXPIRATION DATE AND THE GRANT DATE ARE DIFFERENT AND YOUR EMPLOYMENT WITH US OR ONE OF OUR SUBSIDIARIES TERMINATES FOLLOWING THE EXPIRATION DATE AND PRIOR TO THE DATE THE REPLACEMENT OPTIONS ARE GRANTED, YOU WILL NOT RECEIVE ANY REPLACEMENT OPTIONS OR ANY OTHER CONSIDERATION IN EXCHANGE FOR YOUR ELIGIBLE OPTIONS THAT HAVE BEEN EXCHANGED AND THE EXCHANGED ELIGIBLE OPTIONS WILL NOT BE REINSTATED. IF THE OPTIONS THAT YOU

TENDERED FOR EXCHANGE HAVE AN EXERCISE PRICE THAT IS LESS THAN THE CLOSING SALES PRICE OF OUR COMMON STOCK ON THE TRADING DAY IMMEDIATELY PRECEDING THE COMMENCEMENT DATE, THEY ARE NOT ELIGIBLE TO BE EXCHANGED IN THE OFFER.

IF YOU EXCHANGE ELIGIBLE OPTIONS FOR REPLACEMENT OPTIONS AND YOUR SERVICE WITH US OR ONE OF OUR SUBSIDIARIES TERMINATES FOR ANY REASON BEFORE THE REPLACEMENT OPTIONS ARE VESTED IN FULL, THEN YOU WILL FORFEIT THAT PORTION OF ANY REPLACEMENT OPTIONS RECEIVED THAT REMAINS UNVESTED AT THE TIME YOUR SERVICE WITH US OR ONE OF OUR SUBSIDIARIES TERMINATES.

The Expiration Date of the Offer means 12:00 a.m. (midnight), Eastern Time, on November 12, 2009 (that is, one minute after 11:59 p.m. on November 11, 2009), unless we, in our discretion, extend the expiration of the Offer to a later date. If we extend the expiration of the Offer, the term Expiration Date will refer to the latest time and date at which the Offer expires. See Section 14 for a description of our rights to extend, delay, terminate and amend the Offer.

We will publish a notice if we decide to amend the Offer and take any of the following actions:

•	increase or decrease what we will give you in exchange for your Eligible Options;

•	increase or decrease the number of Eligible Options that can be exchanged in the Offer; or

•	extend or terminate the Offer.

If the Offer is scheduled to expire within ten business days from the date we notify you of such an amendment, we also intend to extend the Offer for a period of ten business days after the date the notice is published. A business day means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight.

2.	PURPOSE OF THE OFFER.

Background

Verenium is the result of the merger of two companies in June of 2007: Diversa, a publicly traded specialty enzyme company, and Celunol, a privately-held biofuels company. Today, Verenium is a leader in cellulosic ethanol technology development and commercialization with a major joint venture with BP and is also a marketer of high-performance specialty enzymes for the biofuels, industrial, and animal nutrition and health markets. Our world class research and development organization is focused on novel enzyme development and has created a vast enzymatic library and proprietary technological know-how with a proven track record of accomplishing major corporate goals.

Historically, Diversa granted restricted stock and stock options in an effort to align employees’, officers’ and Directors’ economic interests with the interests of the stockholders, and since June of 2007, the combined entity, Verenium, has continued this practice. Verenium, by means of the 2007 Plan and 2005 Plan, seeks to secure and retain the services of employees and Directors, to provide incentives for such persons to exert maximum efforts for the success of the Company and its affiliates, and to provide a means by which such eligible recipients may be given an opportunity to benefit from increases in value of the common stock through the granting of stock awards.

Stock options provide actual economic value to the holder if the price of our stock has increased from the grant date to the time the option is exercised. Stock options motivate recipients by providing more potential compensation based on increases in the value of the Company as reflected in the price of its stock. Employees and Directors currently receive stock options upon hire or appointment, respectively. In practice, the initial grant would typically be supplemented each year with an annual stock option grant. As a general principle of our compensation system, the number of stock options granted to an employee initially and from time to time thereafter increases as the grade level and responsibility of the employee increases. Equity is an essential part of our total compensation structure, and when our stock price is flat or declines, our employees experience this impact through the structure of their total compensation and the broad-based reach of our equity program. We grant equity awards to approximately 100% of our employees and Directors. Our stock options are granted with an exercise price equal to the closing price of Verenium’s common stock on the date of grant. The majority of outstanding stock options vest over four years in 25% annual increments and once vested can be exercised until they expire, ten years after their grant date. Our outstanding stock option grants have been made on various dates over the course of the past several years and, as a result, have a wide range of exercise prices, vesting, and expiration dates.

Rationale for Option Exchange

The price of our common stock, along with that of other companies, has been significantly impacted by the worldwide economic downturn. On October 12, 2009, the closing price of our common stock on the NASDAQ Global Market was $5.01, resulting in more than 88% of our outstanding stock option grants being underwater (meaning the stock option exercise price exceeded the market price of our common stock on such date). Our employee stock options cannot be sold; they are either voluntarily exercised when there is a positive spread between the exercise price and the market price of our common stock, or they expire unexercised. Underwater options are no longer effective as employee performance and retention incentives because they provide no economic value to the employee, and the likelihood that there will be a positive spread between the exercise price and the price of our common stock at some point is too far in the future to provide any meaningful incentive to the employee.

In recent years, we have made significant investments in the emerging technologies associated with the commercial development of alternative biofuels, in particular, cellulosic ethanol which is made from non-food plant material. We have also invested in the science, technology, marketing and sales required to grow our product-focused, commercial specialty enzyme business. While we have continued to invest in leading-edge technologies and growth initiatives in order to strengthen our competitive position and enter new market segments, we have also reduced headcount, lowered general and administrative expenses and sought to control other costs. In order to conserve cash in 2009, we did not award performance-based merit increases in base salary to any employees.

While these efforts have assisted us by reducing various costs and spending, our operations are focused on capital intensive development activities and require significant investments, and our efforts have not yet translated into a substantial improvement in our stock price. Like other entrepreneurial and research and development-focused businesses, we consider our employees a critical component in our ability to enhance our competitive position and to prepare for future success. Many of our employees are engineers, scientists, and other specialists who are working to advance the first-ever commercial-scale cellulosic biofuels technology. They have skills that are proprietary and/or have developed over the years and would be difficult to replace. Because most of our outstanding employee stock options are underwater, we face a considerable challenge to maintaining motivation, as well as a serious threat to retention as competitors are able to offer equity incentives at current market prices making the terms of employment at a new employer potentially more attractive than those currently offered at Verenium. This Offer is designed to address both of these concerns and to reinvigorate a culture based on employee stock ownership.

Successful execution of this Offer will significantly reduce the total number of our outstanding options. As described below, the exchange ratios of Eligible Options for Replacement Options are based on a series of exchange ratios linked to the price of the Eligible Options. In order to obtain a Replacement Option, an Eligible Participant will be required to surrender an equal or greater number of underwater stock options, with the ratio increasing as the price of the Eligible Options increases. In addition, for employees electing to participate in the Offer, fifty percent of the new options they will receive will vest on the same schedule as the Eligible Options they surrendered, while the remaining fifty percent of their new Replacement Option will have an additional two years added to the vesting schedule of the surrendered options. Fifty percent of the Replacement Options granted to non-employee Directors as part of the Option Exchange will have an additional three years added to the vesting schedule of the surrendered options. The additional vesting periods are intended to provide additional retentive value to the Replacement Options.

Many of the Eligible Options have been significantly underwater for an extended period of time and, therefore, have not been exercised by our employees or Directors. Exercise prices for our previously granted stock options outstanding as of October 12, 2009 range from $0.72 to $78.264 per share. As a result, Verenium has developed a significant stock option “overhang” consisting of issued but unexercised options outstanding that it believes are not serving their intended purpose of incentivizing employees. Significant overhang may portend additional dilution to existing and potential stockholders, and may therefore have the effect of inhibiting additional investment in our common stock, which can have a negative impact on stock price and trading volume. These significantly underwater options do not serve the interests of our stockholders and do not provide the benefits intended by our equity compensation program. By replacing the Eligible Options with an equal or lesser number of Replacement Options with a lower exercise price, a portion of which will also have extended vesting periods, our overhang of issued options will be decreased. The Board of Directors believes the Offer reflects an appropriate balance between the goals for our equity compensation program and our interest in minimizing our overhang and the dilution of our stockholders’ interests.

As of October 12, 2009, there were options outstanding to purchase approximately 702,799 shares of our common stock under all of our equity incentive plans at a weighted average exercise price of $73.6770 per share and with a weighted average remaining life of 6.88 years. These represent approximately 6% of the number of shares of our common stock issued and outstanding as of October 12, 2009. Of these, employees and non-employee Directors eligible to participate in the Offer held options to purchase approximately 621,248 shares of common stock at exercise prices greater than the closing sales price of our common stock on the trading day immediately preceding the Commencement Date.

If 100% of these eligible options are exchanged and replacement stock options are granted in accordance with the exchange ratios described under “Exchange Ratio” below, the number of shares underlying outstanding options, after accounting for the replacement stock options granted under the exchange program, would be reduced by approximately 141,736 shares, representing approximately 1% of the number of shares of our common stock issued and outstanding as of October 12, 2009. Assuming that we have 100% participation in the exchange program, our issued option overhang would be reduced to approximately 5% of the number of shares of our common stock issued and outstanding as of October 12, 2009.

We regularly evaluate various strategic and business development opportunities for our business, including licensing agreements, marketing arrangements, joint ventures, acquisitions and dispositions. We intend to continue to selectively pursue collaborations and acquisitions that would allow us to gain access to new customers and technologies, penetrate new geographic markets and enter new product markets. We intend to continue to review the prospects of our existing businesses to determine whether any of them should be modified, restructured, sold in whole or in part or otherwise discontinued. Subject to the foregoing, and except as otherwise disclosed in the Offer Documents or from time to time in our filings with the SEC, we presently have no immediate plans, that relate to or would result in:

(a) any extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

(b) any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;

(c) any material change in our present dividend rate or policy, or our indebtedness or capitalization;

(d) any change in our management, including a change to the material terms of employment of any executive officer;

(e) any change in our present Board of Directors, including a change in the number or term of Directors;

(f) any other material change in our corporate structure or business;

(g) our common stock being delisted from a national securities exchange or not being authorized for quotation in an automated quotation system operated by a national securities association;

(h) our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934;

(i) the suspension of our obligation to file reports pursuant to Section 15(d) of the Securities Exchange Act of 1934;

(j) the acquisition by any person of our securities or the disposition of our securities; or

(k) any change in our Certificate of Incorporation or Bylaws, or any actions which may impede the acquisition of control of us by any person.

Neither we nor our Board of Directors makes any recommendation as to whether you should exchange your Eligible Options, nor have we authorized any person to make any such recommendation. You are urged to evaluate carefully all of the information in the Offer Documents and to consult your own legal, investment and/or tax advisors. You must make your own decision whether to exchange your Eligible Options.

3.	PROCEDURES.

Making Your Election. To make your election to accept or reject the Offer, you must make your election and submit the Election Form online through the Tender Offer Website before 12:00 a.m. (midnight), Eastern Time, on the Expiration Date (that is, one minute after 11:59 p.m. on November 11, 2009). The Election Form is found on our Tender Offer Website. A listing of all of your Eligible Options can be obtained by accessing your account through the Tender Offer Website. If you cannot access this website, please email tenderoffer@verenium.com for assistance. If you do not wish to make your election via our Tender Offer Website or are unable to use the electronic system for any reason, you must contact us by telephone at (617) 674-5319 to request a written election form, which you must complete and return to us as directed. As used in this Offer, references to “Election Form” and “Notice of Withdrawal” shall refer to either the written election or withdrawal form provided by us or the electronic election made by you on the Tender Offer Website.

You do not need to return your stock option agreements to effectively elect to accept the Offer as they will be automatically cancelled if we accept your Eligible Options for exchange. You will be required to return your stock option agreements only upon our request.

The submission of the Election Forms and any other required documents are at the sole risk of the option holder. Submissions will be deemed made only when actually received by us. No late submissions will be accepted.

Determination of Validity; Rejection of Eligible Options; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine, in our discretion, all questions as to the number of shares subject to Eligible Options and the validity, form, eligibility (including time of receipt) and acceptance of Election Forms. Neither we nor any other person is obligated to give notice of any defects or irregularities in any Election Form or otherwise in the exchange of any Eligible Options, and no one will be liable for failing to give such notice. Our determination of these matters will be final and binding on all parties. We may reject any or all Election Forms or Eligible Options that are exchanged to the extent that we determine they were not properly executed or delivered or to the extent that we determine it is unlawful to accept the Eligible Options that are exchanged. We may waive any of the conditions of the Offer or any defect or irregularity in any Election Form with respect to any particular Eligible Options or any particular option holder. No Eligible Option will be accepted for exchange until all defects or irregularities in it have been cured by the option holder exchanging the Eligible Option, or waived by us, prior to the Expiration Date.

Our Acceptance Constitutes an Agreement. If you elect to exchange your Eligible Options and you exchange your Eligible Options according to the procedures described above, you will have accepted the Offer. Our acceptance of Eligible Options that are properly tendered will form a binding agreement between us and you on the terms and subject to the conditions of the Offer.

Subject to our rights to extend, terminate and amend the Offer, we currently expect that we will accept on or promptly after the Expiration Date of the Offer all Eligible Options that are properly submitted to be exchanged and have not been validly withdrawn.

4.	CHANGE IN ELECTION.

You may only change your election by following the procedures described in this Section 4 to withdraw your election. You may withdraw your election at any time beginning on the Commencement Date and ending at 12:00 a.m. (midnight), Eastern Time, on the Expiration Date (that is, one minute after 11:59 p.m. on November 11, 2009).

To withdraw your election, you must access the Tender Offer Website and submit a Notice of Withdrawal before 12:00 a.m. (midnight) Eastern Time on the Expiration Date (that is, one minute after 11:59 p.m. on the Expiration Date). If you cannot access this website, please contact tenderoffer@verenium.com or (617) 674-5319. If you do not wish to make your election via our Tender Offer Website or are unable to use the electronic system for any reason, you must contact us by telephone at (617) 674-5319 to request a written election form, which you must complete and return to us as directed.

The last Notice of Withdrawal or Election Form delivered by you as described above prior to 12:00 a.m. (midnight) Eastern Time on the Expiration Date (that is, one minute after 11:59 p.m. on November 11, 2009) will be treated as your final election with respect to the Offer. After you change your election, you will receive an email confirmation that will confirm your election to withdraw your Eligible Options from the exchange.

The submission of Election Forms, Notices of Withdrawal and any other required documents is at the sole risk of the option holder. Submission of the completed forms will be deemed made only when actually received by us. No late submissions will be accepted.

5.	ACCEPTANCE OF ELIGIBLE OPTIONS FOR EXCHANGE AND CANCELLATION AND ISSUANCE OF REPLACEMENT OPTIONS.

On the terms and subject to the conditions of the Offer, we currently expect that on or promptly after the Expiration Date, we will accept for exchange and cancel all Eligible Options properly tendered and not validly withdrawn before the Expiration Date in accordance with the Offer. We expect to grant the Replacement Options on the first business day after the Expiration Date.

The exchange ratios of shares subject to Eligible Options cancelled to shares subject to Replacement Options to be issued range from 1-to-1 to 2-to-1. Our intent was to establish exchange ratios that will result in the issuance of Replacement Options that the Compensation Committee believes is appropriate for Eligible Options Grants grouped together based on awards with similar prices.

We will not issue any Replacement Options covering a fractional share in exchange for Eligible Options. The total number shares subject to the Replacement Option you will receive with respect to a surrendered Eligible Option will be determined by applying the applicable exchange ratio to the number of shares underlying the surrendered Eligible Option and rounding up to the nearest whole share.

A listing of all of your Eligible Options can be obtained by accessing the Tender Offer Website. If you cannot access this website, please email tenderoffer@verenium.com for assistance. If you are an employee of Verenium or one of our Subsidiaries (including an employee on a leave of absence) as of the Commencement Date, or a member of our Board of Directors, but your employment by us or one of our Subsidiaries terminates, or your participation on our Board ends, prior to the Expiration Date, then you are not eligible to participate in the Offer and your tender of your stock options will not be accepted. If the Expiration Date and the grant date are different and you are an employee of Verenium or one of our Subsidiaries (including an employee on a leave of absence) or a Director as of the Expiration Date but are not employed continuously by us or one of our Subsidiaries (including on a leave of absence) through the date the Replacement Options are granted, or are not continuously a member of the Board of Directors through such date, then you are not eligible to receive the Replacement Options and any Eligible Options tendered for exchange will not be reinstated.

If you tender your Eligible Options and they are cancelled in the Offer and, on the date Replacement Options are granted, you are on a leave of absence protected by statute, then you will be entitled to receive a Replacement Option on the date Replacement Options are granted. If, however, on the date Replacement Options are granted you are on a leave that is not protected by statute, then the Replacement Options will be issued on the date, if any, that you return to regular employment with us or one of our Subsidiaries.

We will notify you as promptly as practicable after the Expiration Date if we reject your election to exchange your Eligible Options. After you deliver an Election Form you will receive an email confirmation that will confirm your election and state where you can find information regarding the number of Replacement Options that we will grant to you.

6.	CONDITIONS OF THE OFFER.

We will not be required to accept any Eligible Options that you elect to exchange, and we may terminate or amend the Offer, or postpone our acceptance and cancellation of any Eligible Options that you elect to exchange, in each case at any time on or prior to the Expiration Date, if we determine that any event has occurred and, in our reasonable judgment, such event makes it inadvisable for us to proceed with the Offer or to accept and cancel Eligible Options that you elect to exchange, including:

•	any change or changes in the applicable accounting or tax rules that cause the Offer to subject us to adverse accounting or tax treatment;

•

any action or proceeding by any government agency, authority or tribunal or any other person, domestic or foreign, is threatened or pending before any court, authority, agency or tribunal that directly or indirectly challenges the making of the exchange, the acquisition of some or all of the Eligible Options, the issuance of Replacement Options, or otherwise relates to the Offer or that, in our reasonable judgment, could materially and adversely affect our business, condition (financial or otherwise), income, operations or prospects or materially impair the benefits we believe we will receive from the Offer;

•

any action is threatened, pending or taken, or any approval is withheld, by any court or any authority, agency, tribunal or any person that, in our reasonable judgment, would or might directly or indirectly:

(a)	make it illegal for us to accept some or all of the Eligible Options or to issue some or all of the Replacement Options or otherwise restrict or prohibit consummation of the Offer or otherwise relates to the Offer;

(b)	delay or restrict our ability, or render us unable, to accept the Eligible Options for exchange and cancellation or to issue Replacement Options for some or all of the exchanged Eligible Options;

(c)	materially impair the benefits we believe we will receive from the exchange; or

(d)	materially and adversely affect our business, condition (financial or other), income, operations or prospects.

•	if there is:

(a)	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market; or

(b)	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory.

•	if another person publicly makes or proposes a tender or exchange offer for some or all of our common stock, or an offer to merge with or acquire us, or we learn that:

(a)	any person, entity or group, within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, has acquired or proposes to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before the Expiration Date;

(b)	any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before the Expiration Date has acquired or proposed to acquire beneficial ownership of an additional 1% or more of the outstanding shares of our common stock; or

(c)	any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement that it intends to acquire us or any of our assets or securities.

•	if any change or changes occur in our business, condition (financial or other), assets, income, operations, prospects or stock ownership that, in our reasonable judgment, is or may be material to us.

The conditions to the Offer are for our benefit. We may assert them in our discretion before the Expiration Date and we may waive them at any time and from time to time, whether or not we waive any other condition to the Offer.

Our failure to exercise any of these rights is not a waiver of any of these rights. The waiver of any of these rights with respect to particular facts and circumstances is not a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 6 will be final and binding upon everyone.

Also, if your employment with us or one of our Subsidiaries terminates, or your participation on our Board of Directors ends, whether voluntarily, involuntarily or for any other reason (including death), before your Replacement Options are granted, you will not have a right to any Eligible Options that were previously cancelled. If your employment with us or one of our Subsidiaries is terminated as part of any announced reduction in force, you will fall within this category. THEREFORE, IF THE EXPIRATION DATE AND THE GRANT DATE ARE DIFFERENT AND YOU ARE NOT EMPLOYED BY US OR ONE OF OUR SUBSIDIARIES (INCLUDING ON A LEAVE OF ABSENCE) FROM THE EXPIRATION DATE THROUGH THE DATE THE REPLACEMENT OPTIONS ARE TO BE GRANTED, OR ARE NOT A MEMBER OF THE BOARD OF DIRECTORS CONTINUOUSLY DURING SUCH TIME, YOU WILL NOT RECEIVE ANY REPLACEMENT OPTIONS OR ANY OTHER CONSIDERATION IN EXCHANGE FOR YOUR ELIGIBLE OPTIONS THAT HAVE BEEN ACCEPTED FOR EXCHANGE AND CANCELLED.

7.	PRICE RANGE OF COMMON STOCK.

The Eligible Options subject to the Offer are not publicly traded. However, upon exercise of an Eligible Option, the option holder becomes a holder of our common stock. Shares of our common stock are traded on the NASDAQ Global Market under the symbol “VRNM.”

The following table sets forth, for the periods indicated, the range of high and low sales prices per share for our common stock for each quarter in fiscal 2007 and 2008, and for the first three quarters in fiscal 2009, as reported by the NASDAQ Global Market, after giving retroactive effect to the 1-for-12 reverse stock split that occurred on September 9, 2009.

	Sales Prices
	High	Low
Fiscal Year Ended December 31, 2007
First Quarter	$149.24	$73.08
Second Quarter	$103.20	$49.20
Third Quarter	$83.76	$56.16
Fourth Quarter	$71.40	$40.20
Fiscal Year Ended December 31, 2008
First Quarter	$63.60	$28.08
Second Quarter	$49.56	$21.00
Third Quarter	$46.56	$10.80
Fourth Quarter	$17.16	$6.12
Fiscal Year Ended December 31, 2009
First Quarter	$18.60	$2.76
Second Quarter	$11.76	$3.04
Third Quarter	$9.34	$5.88

Historically we have not paid cash dividends and we anticipate that we will retain our earnings, if any, for future growth and therefore do not anticipate paying cash dividends in the future.

On September 9, 2009, we effected a 1-for-12 reverse stock split of our common stock. On October 12, 2009, the last reported sale price of our common stock on the NASDAQ Global Market was $5.01 per share. We recommend that you obtain current market quotations for our common stock before deciding whether to elect to exchange your Eligible Options.

8.	EXCHANGE RATIOS.

We have established three exchange ratios for Eligible Options depending on their exercise price. Our intent was to establish exchange ratios that will result in the issuance of Replacement Options that the Compensation Committee of our Board of Directors believes is appropriate for Eligible Options Grants grouped together based on awards with similar prices. The following table sets forth the three exchange ratios and the range of exercise prices applicable to each exchange ratio:

Exercise Price Range	Exchange Ratio: Option Shares per Replacement Option
$5.02[1] – $47.99	1.0 to 1.0
$48.00 – $95.99	1.5 to 1.0
≥$96.00	2.0 to 1.0

[1]

Eligible Options are those which are outstanding on the Expiration Date and have an exercise price greater than $5.01, which was the closing sales price of Verenium’s common stock on October 12, 2009, the trading day immediately preceding the Commencement Date.

The total number shares subject to the Replacement Option an Eligible Participant will receive with respect to a surrendered Eligible Option will be determined by applying the applicable exchange ratio to the number of shares underlying the surrendered Eligible Option and rounding up to the nearest whole share. For example, if an Eligible Participant holds an option to purchase 1,000 shares of Verenium common stock at an exercise price of $98.00 per share, he or she would be entitled to exchange that option for a replacement stock options to purchase

500 shares of Verenium common stock, with such replacement stock option having an exercise price equal to the Fair Market Value of our common stock at the time of the exchange (i.e., after applying the applicable 2-to-1 exchange ratio set forth in the table above).

9.	SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF REPLACEMENT OPTIONS.

Each Replacement Option issued in the exchange will represent a right to acquire a specific number of shares of our common stock, calculated based on the exchange ratio applicable to the Eligible Option that it replaces, at a fixed exercise price per share that is equal to the Fair Market Value of our common stock on the date the Replacement Option is granted. We expect to grant the Replacement Options on the first business day after the Expiration Date. Once vested, the options may be exercised at any time prior to the ten-year anniversary of the date the Replacement Option was granted, unless the options terminate earlier in accordance with the terms of our 2005 Plan or 2007 Plan, as applicable. The Replacement Options will receive a revised vesting schedule. Fifty percent of the Replacement Options granted to employees will remain subject to the vesting schedule of those options that are surrendered, and the remaining fifty percent of the new options will be subject to an additional two years of vesting (commencing on the grant date of the Replacement Option). Fifty percent of the Replacement Options granted to our non-employee Directors will remain subject to the vesting schedule of those options that are surrendered and the remaining fifty percent of new options will be subject to an additional three years of vesting (commencing on the grant date of the Replacement Option). If you exchange Eligible Options for Replacement Options and your service with us or one of our Subsidiaries terminates for any reason before the Replacement Options are vested in full, then you will forfeit that portion of any Replacement Options received that remains unvested at the time your service with us or one of our Subsidiaries terminates. Once vested, the options may be exercised at any time prior to the ten-year anniversary of the new grant date, unless the options terminate earlier in accordance with the terms of our 2005 Non-Employee Director Plan or 2007 Equity Incentive Plan, as applicable; provided that, if you are a non-exempt employee (one who is entitled to overtime pay) then your Replacement Options will not be exercisable for a period of six months (except as otherwise provided in the option agreement, regardless of whether the Replacement Option is vested before the end of that six-month period). Replacement Options will be nonstatutory stock options granted pursuant to the 2005 Plan and 2007 Plan, even if the Eligible Grants surrendered in the Offer were incentive stock options. All other terms and conditions of the Replacement Options will be substantially the same as those that apply generally to stock options granted under the 2005 Plan and 2007 Plan. For additional information regarding the terms of the Replacement Options to be issued in the exchange, please refer to the 2005 Plan and 2007 Plan prospectus and supplement on our intranet website or the Tender Offer website. If we receive and accept the exchange of all Eligible Options, we will grant Replacement Options to purchase a total of 479,512 shares of our common stock. As of October 12, 2009, there were 11,715,228 shares of our common stock outstanding. The common stock issuable upon exercise of the Replacement Options would equal approximately 4% of the total shares of our common stock outstanding as of October 12, 2009.

10.	INTERESTS OF NON-EMPLOYEE DIRECTORS AND EXECUTIVE OFFICERS; TRANSACTIONS AND ARRANGEMENTS INVOLVING THE ELIGIBLE OPTIONS.

A list of our non-employee Directors and executive officers and their stock option holdings is attached to the Offer Documents as Schedule A. As of the close of business on October 12, 2009, our executive officers and non-employee Directors (13) persons) as a group held options outstanding under the Company Option Plans to purchase a total of 297,878 shares of our common stock. This covered approximately 47% of the shares subject to all options outstanding under the Company Option Plans as of the same date.

Members of our Board of Directors and our executive officers will be permitted to participate in the Option Exchange Program. The following table shows the number of shares subject to eligible options held by our non-employee Directors and named executive officers as of October 12, 2009 and the number of shares subject to new options that they may receive assuming, for purposes of illustration only, that: (1) each non-employee Director and executive officer decides to exchange all of his or her eligible options and (2) all of the options held by the non-employee Director and executive officers have an exercise price equal to the weighted average exercise price of the options held.

Name	Title	Maximum Number of Shares Underlying Eligible Options	Weighted Average Exercise Price	Weighted Average Remaining Life (in years)	Hypothetical Number of Shares Underlying New Options that May be Granted Based on Specified Assumption
Carlos A. Riva	President, Chief Executive Officer and Director	124,121	$60.7394	7.86	88,304
James E. Levine	Executive Vice President and Chief Financial Officer	20,833	$7.8000	9.56	20,833
Jeffrey G. Black	Senior Vice President and Chief Accounting Officer	21,044	$64.2346	7.72	15,974
William H. Baum	Executive Vice President, Business Development	33,545	$123.0070	4.19	20,807
Gerald M. Haines II	Executive Vice President, Chief Legal Officer and Secretary	27,079	$46.6892	8.34	20,138
Dr. James H. Cavanaugh	Director	19,809	$106.0058	5.50	13,168
John F. Dee	Director	2,083	$29.8800	8.61	2,083
Peter Johnson	Director	17,634	$79.0073	4.90	11,967
Dr. Fernand Kaufmann	Director	9,547	$67.4117	7.12	7,060
Simon Rich	Director	2,083	$39.0000	8.46	2,083
Joshua Ruch	Director	4,166	$30.2400	8.75	4,166
Cheryl A. Wenzinger	Director	11,768	$72.5035	6.67	8,455
Michael Zak	Director	4,166	$30.2400	8.75	4,166

During the past 60 days, we have not issued any Eligible Options to, and no Eligible Options have been exercised by, any members of the Board of Directors or any of our executive officers. Neither we, nor, to the best or our knowledge, any member of our Board of Directors or any of our executive officers or those of our subsidiaries, nor any affiliate of ours, engaged in transactions involving Eligible Options during the past 60 days.

Except as otherwise described in the Offer Documents or in our filings with the SEC, including our Definitive Proxy Statement filed on Schedule 14A on August 4, 2009; our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, as amended by Amendment No. 1 on Form 10-K/A filed on April 30, 2009 and supplemented by the Form 8-K filed on September 21, 2009; and our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2009 and June 30, 2009, and other than outstanding stock options and other stock awards granted from time to time to certain of our employees (including our executive officers) and members of our Board of Directors under Company Option Plans, neither we nor, to our knowledge, any of our executive officers or members of our Board of Directors or any person holding a controlling interest in us is a party to any agreement, arrangement or understanding with respect to any of our securities, including but not limited to, any agreement, arrangement or understanding concerning the transfer or the voting of any of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

11.	STATUS OF ELIGIBLE OPTIONS ACQUIRED BY US IN THE EXCHANGE.

Many of the Eligible Options have been out of the money for an extended period of time and, therefore, have not been exercised by our employees. As a result, we have developed a significant stock option “overhang” consisting of options that we believe are not serving their intended purpose of incentivizing employees. If we implement the Offer, the shares subject to the Eligible Options surrendered under the Offer that are not subject to the Replacement Options will be returned to the Company Option Plans. Assuming that 100% of Eligible Participants participate in the Offer, Eligible Options covering 621,248 shares of our common stock as of October 12, 2009, would be surrendered and cancelled, while 479,512 Replacement Options would be issued, resulting in 141,736 shares of our common stock underlying outstanding equity awards being reserved for future grants under our applicable Company Option Plans.

12.	LEGAL MATTERS; REGULATORY APPROVALS.

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by the Offer, or of any approval or other action by any government or regulatory authority or agency that is required for the acquisition or ownership of the Eligible Options and the grant of Replacement Options as described in the Offer Documents. If any other approval or action should be required, we presently intend to seek such approval or take such action. This could require us to delay the acceptance of any Eligible Options that you elect to exchange. We cannot assure you that we would be able to obtain any required approval or take any other required action. Our failure to obtain any required approval or take any required action might result in harm to our business. Our obligation under the Offer to accept exchanged Eligible Options and to issue Replacement Options is subject to conditions, including the conditions described in Section 6.

13.	MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES.

CIRCULAR 230 DISCLAIMER. THE FOLLOWING DISCLAIMER IS PROVIDED IN ACCORDANCE WITH THE INTERNAL REVENUE SERVICE’S CIRCULAR 230 (21 C.F.R. PART 10). THIS ADVICE IS NOT INTENDED OR WRITTEN TO BE USED, AND IT CANNOT BE USED BY YOU FOR THE PURPOSE OF AVOIDING ANY PENALTIES THAT MAY BE IMPOSED ON YOU. THIS ADVICE WAS WRITTEN TO SUPPORT THE PROMOTION OR MARKETING OF PARTICIPATION IN THE COMPANY OPTION PLANS. YOU SHOULD SEEK ADVICE BASED ON YOUR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

The following is a discussion of the material U.S. federal income tax consequences of the exchange of Eligible Options for Replacement Options pursuant to the Offer for those Eligible Participants subject to U.S. federal income tax. This discussion is based on the Internal Revenue Code of 1986, as amended, its legislative history, treasury regulations thereunder and administrative and judicial interpretations as of the date of the Offer, all of which may change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to apply in all respects to all categories of option holders. In addition, this discussion does not address any aspect of foreign, state or local income taxation or any other form of taxation that may be applicable to an option holder.

We recommend that you consult your own tax advisor with respect to the United States federal, state and local tax consequences of participating in the Offer, as the tax consequences to you are dependent on your individual tax situation.

We believe the exchange of Eligible Options for Replacement Options pursuant to the Offer will be treated as a non-taxable exchange. If you exchange outstanding incentive stock options or nonstatutory stock options for Replacement Options, you will not be required to recognize income for U.S. federal income tax purposes at the time of the exchange.

Replacement Options

If you participate in the Offer, you will not recognize any income or be subject to income tax withholding upon receipt of your Replacement Options. However, on the date or dates when you exercise your Replacement Options and receive shares of common stock, you generally will recognize ordinary income equal to the fair market value of the shares. When shares are delivered to you upon exercise of your Replacement Options, you must make adequate provision for any sums required to satisfy applicable federal, state, local and foreign tax withholding obligations. We may require you to satisfy the applicable tax withholding requirements, through payroll withholding, by withholding proceeds received upon sale of the underlying common stock through a sell-to-cover arrangement, or otherwise. We may also authorize the withholding of shares in such amounts as we determine are necessary to satisfy our tax withholding obligations. Unless the foregoing tax withholding obligations are satisfied, we have no obligation to deliver any shares to you upon exercise of your Replacement Options.

Stock Options

If you participate in the Offer, your Eligible Options will be exchanged for Replacement Options. All Replacement Options issued in the exchange will be nonstatutory stock options, even if the Eligible Grants surrendered in the Offer were incentive stock options. So that you are able to compare the tax consequences of new Replacement Options to that of your Eligible Options, we have included the following summary as a reminder of the tax consequences generally applicable to options under U.S. federal tax law.

Incentive Stock Options

Under current U.S. federal tax law, an option holder will not realize taxable income upon the grant of an incentive stock option. In addition, an option holder generally will not realize taxable income upon the exercise of an incentive stock option. However, an option holder’s alternative minimum taxable income will be increased by the amount that the aggregate fair market value of the shares underlying the option, which is generally determined as of the date of exercise, exceeds the aggregate exercise price of the option. Except in the case of an option holder’s death or disability, if an option is exercised more than three (3) months after the option holder’s termination of employment, the option ceases to be treated as an incentive stock option and is subject to taxation under the rules that apply to nonstatutory stock options. Please see the discussion below for details regarding the tax treatment of nonstatutory stock options.

If an option holder sells the common stock acquired upon exercise of an incentive stock option, the tax consequences of the disposition depend upon whether the disposition is qualifying or disqualifying. The disposition of the option shares is qualifying if it is made:

•	more than two years after the date the incentive stock option was granted; and

•	more than one year after the date the incentive stock option was exercised.

If the disposition of the option shares is qualifying, any excess of the sale price of the option shares over the exercise price of the option will be treated as long-term capital gain taxable to the option holder at the time of the sale. Any such capital gain will be taxed at the long-term capital gain rate in effect at the time of sale.

If the disposition is not qualifying, which we refer to as a “disqualifying disposition,” the excess of the fair market value of the option shares on the date the option was exercised (or, if less, the amount realized on the disposition of the shares) over the exercise price will be taxable as ordinary income to the option holder at the time of the disposition.

If the sales price in a disqualifying disposition exceeds the fair market value of the option shares on the date the option was exercised, then the amount up to the excess of the fair market value of the shares at the time the option was exercised over the exercise price will be ordinary income for income tax purposes and the balance, if any, will be long-term or short-term capital gain, depending upon whether or not the shares were sold more than one year after the option was exercised.

Unless an option holder engages in a disqualifying disposition, we will not be entitled to a deduction with respect to an incentive stock option. If an option holder engages in a disqualifying disposition then, subject to reasonableness, we will be entitled to a deduction equal to the amount of compensation income taxable to the option holder if we comply with applicable reporting requirements.

Nonstatutory Stock Options

Under current law, an option holder generally will not realize taxable income upon the grant of a nonstatutory stock option granted with an exercise price equal to the fair market value of the underlying stock on the date of grant. However, when an option holder exercises the option, the excess of the fair market value of the shares subject to the option on the date of exercise over the exercise price of the option will be compensation income taxable to the option holder.

Subject to reasonableness, we will be entitled to a deduction equal to the amount of compensation income taxable to the option holder if we comply with applicable reporting requirements.

Upon disposition of the shares, any gain or loss is treated as capital gain or loss. If you were an employee at the time of the grant of the option, any income recognized upon exercise of a nonstatutory stock option generally will constitute wages for which tax withholding will be required.

14.	EXTENSION OF THE OFFER; TERMINATION; AMENDMENT.

We may at any time, and from time to time, extend the period of time during which the Offer is open and delay accepting any Eligible Options tendered for exchange by announcing the extension and/or giving oral or written notice of the extension to the option holders.

Prior to the Expiration Date, we may postpone accepting and canceling any Eligible Options or terminate or amend the Offer if any of the conditions specified in Section 6 occurs. In order to postpone accepting or canceling, we must announce the postponement and give oral or written notice of the postponement to the option holders. Our right to delay accepting and canceling Eligible Options may be limited by Rule 13e-4(f)(5) under the Securities Exchange Act of 1934, which requires that we pay the consideration offered or return the surrendered options promptly after we terminate or withdraw the Offer.

As long as we comply with any applicable laws, we may amend the Offer in any way, including decreasing or increasing the consideration offered in the Offer to option holders or by decreasing or increasing the number of Eligible Options to be exchanged or surrendered in the Offer.

We may amend the Offer at any time by announcing an amendment. If we extend the length of time during which the Offer is open, notice of the amendment must be issued no later than 9:00 a.m., Eastern Time, on the next business day after the last previously scheduled or announced Expiration Date. Any announcement relating to the Offer will be sent promptly to option holders in a manner reasonably designed to inform option holders of the change.

If we materially change the terms of the Offer or the information about the Offer, or if we waive a material condition of the Offer, we may extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act of 1934. Under these rules, the minimum period an Offer must remain open following material changes in the terms of the Offer or information about the Offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances. We will publish a notice if we decide to take any of the following actions:

•	increase or decrease what we will give you in exchange for your Eligible Options; or

•	increase or decrease the number of Eligible Options to be exchanged.

If the Offer is scheduled to expire within ten business days from the date we notify you of such an increase or decrease, we intend to extend the Offer for a period of ten business days after the date the notice is published.

15.	FEES AND EXPENSES.

We will not pay any fees or commissions to any broker, dealer or other person asking holders of Eligible Options to exchange such Eligible Options pursuant to the Offer or recommend the Eligible Participants participate in the Option Exchange.

16.	ACCOUNTING IMPACT

Effective January 1, 2006, Verenium adopted the provisions of SFAS No. 123(R) (now referred to as FASB ASC 718), which requires employee equity awards to be accounted for under the fair value method. Under FASB ASC 718, we will recognize the incremental compensation cost of the Replacement Options issued. The incremental compensation cost will be measured as the excess, if any, of the fair value of each award of new stock option granted to employees in the exchange, measured as of the date the Replacement Options are granted, over the fair value of the stock options surrendered in exchange for the Replacement Options, measured immediately prior to the cancellation. This incremental compensation cost will be recognized ratably over the vesting period of the Replacement Options.

17.	INFORMATION ABOUT US.

General

Verenium Corporation was incorporated in Delaware in December 1992 under the name Industrial Genome Sciences, Inc. In August 1997, we changed our name to Diversa Corporation. On June 20, 2007, we completed a merger transaction with Celunol Corp. The combined company was renamed Verenium Corporation. We possess a portfolio of specialty enzyme products and are developing technical and operational capabilities designed to enable the production of low-cost, biomass-derived sugars for a number of major industrial applications, including the commercialization of advanced biofuels. In connection with the corporate name change, we also changed our NASDAQ ticker symbol from “DVSA” to “VRNM” and began trading under the new ticker symbol effective June 21, 2007. Verenium’s headquarters are in Cambridge, Massachusetts. Our principal executive offices are located at 55 Cambridge Parkway, Cambridge, MA 02142, and our telephone number is (617) 674-5300. Our website is located at www.verenium.com. The information on our website is not a part of the Offer Documents.

We operate in two business segments, biofuels and specialty enzymes. Our biofuels business segment operates through our wholly-owned subsidiary, Verenium Biofuels Corporation, and is focused on developing unique technical and operational capabilities designed to enable the production and commercialization of biofuels, in particular ethanol produced from cellulosic biomass. We believe the most significant near-term commercial opportunity for our biofuels business segment is the large-scale commercial production of cellulosic ethanol derived from multiple biomass feedstocks, with our initial focus on energy canes and grasses. Our specialty enzymes segment develops high-performance enzymes for use within the alternative fuels, specialty industrial processes, and animal nutrition and health markets to enable higher throughput, lower costs, and improved environmental outcomes. We believe the most significant near-term commercial opportunity for our specialty enzymes business segment is continued sales, and gross product margin growth derived from our existing portfolio of enzyme products.

Financial

SUMMARY CONSOLIDATED FINANCIAL DATA

The following selected summary consolidated financial data have been derived from our audited historical consolidated financial statements, as adjusted, certain of which are included in our Current Report on Form 8-K filed on September 21, 2009 and incorporated herein by reference. This data should be read in conjunction with our audited consolidated financial statements and related notes, as adjusted, which are included in our Current Report on Form 8-K filed on September 21, 2009, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” also included in our Current Report on Form 8-K filed on September 21, 2009. Historical results are not necessarily indicative of operating results to be expected in the future.

	Year Ended December 31,			Six Months Ended June 30,
	2008	2007	2006	2009	2008
	(in thousands, except per share data)
Statement of Operations Data:
Product revenue	$49,083	$25,975	$15,867	$21,068	$24,576
Collaborative revenue	13,656	17,581	30,014	2,582	7,416
Grant revenue	6,920	2,717	3,317	7,032	1,546

Total revenue	69,659	46,273	49,198	30,682	33,538
Operating expenses:
Cost of product revenue	35,153	19,815	12,914	13,205	17,453
Research and development	63,438	52,296	46,667	33,947	29,781
Selling, general and administrative	44,273	36,016	18,166	20,037	18,748
Restructuring charges	549	1,481	12,026	—	—
Goodwill impairment charge	106,134	—	—	—	—
Acquired in-process research and development	—	42,400	—	—	—

Total operating expenses	249,547	152,008	89,773	67,189	65,982
Loss from operations	(179,888)	(105,735)	(40,575)	(36,507)	(32,444)
Interest and other income (expense), net	(8,863)	(1,850)	1,304	(6,413)	(4,083)
Loss on exchange of convertible notes	(3,599)	—	—	—	(3,599)
Gain (loss) on debt extinguishment	(118)	—	—	6,118	(84)
Gain on net change in fair value of derivative assets and liabilities	3,478	—	—	3,366	—
Loss attributed to noncontrolling interest in Galaxy Biofuels LLC	12,500	—	—	16,795	1,710

Net loss	$(176,490)	$(107,585)	$(39,271)	$(16,641)	$(38,500)

Net loss per share, basic and diluted (1)	$(33.03)	$(23.65)	$(10.14)	$(2.48)	$(7.48)

Weighted average shares outstanding (1)	5,344	4,550	3,872	6,700	5,144

(1)	Adjusted for the 1-for-12 reverse stock split of our common stock on September 9, 2009.

	As of December 31,			As of June 30,
	2008	2007	2006	2009
Balance Sheet Data:
Cash, cash equivalents and short-term investments	$7,458	$57,977	$51,912	$14,816
Restricted cash	10,040	—	—	10,400
Working capital (deficit)	(23,765)	35,344	40,440	(16,788)
Total assets	153,623	264,779	79,905	157,334
Long-term debt, less current portion	130,495	121,160	3,724	115,830
Stockholders’ (deficit) equity	(39,692)	95,215	42,916	(11,139)

Verenium had negative book value per share of $7.02 as of December 31, 2008, after giving retroactive effect for the 1-for-12 reverse split on September 9, 2009. Book value per share is the value of our total stockholders’ equity divided by the number of our issued and outstanding common shares, net of shares held in treasury, which at December 31, 2008 amounted to 5,648,512. Verenium had negative book value per share of $1.35 as of June 30, 2009, after giving retroactive effect for the 1-for-12 reverse split on September 9, 2009. The number of our issued and outstanding common shares, net of shares held in treasury, at June 30, 2009 amounted to 8,273,143.

FINANCIAL RATIOS

The following table sets forth our ratio of earnings to fixed charges for the years ended December 31 2004, 2005, 2006, 2007, and 2008 and for the six months ended June 30, 2008 and 2009. As earnings were inadequate to cover the combined fixed charges, we have provided the average deficiency amounts. Fixed charges are the sum of (i) interest costs, including amortization of debt issuance costs; and (ii) the portion of operating lease rental expense that is representative of the interest factor ranging from 5.5% to 8.5%.

	Fiscal Year Ended December 31,					Six Months Ended June 30,
	2004	2005	2006	2007	2008	2008	2009
DEFICIENCY OF EARNINGS
Net loss	$(33,425)	$(89,718)	$(39,271)	$(89,718)	$(176,491)	$(38,500)	$(16,641)
Plus: Fixed charges	2,046	1,646	1,474	1,646	16,852	7,735	7,998
Less: Interest capitalized	—	—	—	—	(6,157)	(2,548)	(1,039)

Deficiency of earnings	$(31,379)	$(88,072)	$(37,797)	$(88,072)	$(165,796)	$(33,314)	$(9,682)

FIXED CHARGES
Interest expense on indebtedness	1,664	1,282	1,003	1,282	9,823	4,754	6,487
Interest capitalized	—	—	—	—	6,157	2,548	1,039
Interest expense on portion of rent	382	364	471	364	872	433	472

Total fixed charges	$2,046	$1,646	$1,474	$1,646	$16,852	$7,735	$7,998

Ratio of earnings to fixed charges	—	—	—	—
Coverage deficiency	$(33,425)	$(89,718)	$(39,271)	$(89,718)	$(176,491)	$(38,500)	$(16,641)

For the periods indicated in the table above, we had no outstanding shares of preferred stock with required dividend payments. As we had no earnings for the six months ended June 30, 2008 and 2009, and in each of the years in the five-year period ended December 31, 2008, we are unable to calculate the ratio of combined fixed charges and preference dividends to earnings.

18.	ADDITIONAL INFORMATION.

With respect to the Offer, we have filed a Tender Offer Statement on Schedule TO with the SEC. The Offer Documents do not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, before making a decision on whether to tender your options.

We also recommend that you review the following materials that we have filed with the SEC before making a decision on whether to exchange your options:

(a) our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 filed with the SEC on March 16, 2009, as amended by Amendment No. 1 on Form 10-K/A filed April 30, 2009 and supplemented by the Form 8-K filed on September 21, 2009;

(b) our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2009 and June 30, 2009;

(c) our Current Reports on Form 8-K filed with the SEC on July 1, 2009; August 10, 2009; August 28, 2009; September 3, 2009; September 4, 2009; September 8, 2009; September 9, 2009; September 21, 2009; and October 6, 2009;

(d) our Definitive Proxy Statement for our fiscal 2009 Annual Meeting of Stockholders, filed with the SEC on August 4, 2009; and

(e) the description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on January 26, 2000, including any amendments or reports filed for the purpose of updating such description.

The SEC file number for these filings is 000-29173. These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the SEC public reference room located at 100 F Street, N.E., Room 1580, Washington, DC 20549.

You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330.

Our SEC filings are also available to the public on the SEC’s Internet site at http://www.sec.gov.

Shares of our common stock are traded on the NASDAQ Global Market under the symbol “VRNM.” Our SEC filings can be read at the following NASDAQ address:

NASDAQ Operations

1735 K Street, N.W.

Washington, D.C. 20006

We will also provide without charge to each Eligible Participant, upon his or her written or oral request, a copy of the Offer Documents or any or all of the documents to which we have referred you, other than exhibits to those documents (unless the exhibits are specifically incorporated by reference into the documents). Requests should be directed to:

Verenium Corporation

55 Cambridge Parkway

Cambridge, MA 02142

Attn: Investor Relations

or by telephoning us at (617) 674-5300 between the hours of 9:00 a.m. and 5:00 p.m., Cambridge, Massachusetts, local time.

As you read the documents listed in this Section 18, you may find some inconsistencies in information from one document to another. Should you find inconsistencies between the documents, or between a document and the Offer Documents, you should rely on the statements made in the most recent document.

The information about us contained in the Offer Documents should be read together with the information contained in the documents to which we have referred you.

19.	MISCELLANEOUS.

The Offer Documents and our SEC reports referred to above include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. However, the safe harbors of Section 27A of the Securities Act and 21E of the Securities Exchange Act of 1934 do not apply to statements made in connection with the Offer. These forward-looking statements involve risks and uncertainties, including those described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 (as amended) and in our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2009. WE ENCOURAGE YOU TO REVIEW THE RISK FACTORS CONTAINED IN OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2008 (AS AMENDED) AND IN OUR QUARTERLY REPORT ON FORM 10-Q FOR THE FISCAL QUARTER ENDED JUNE 30, 2009 BEFORE YOU DECIDE WHETHER TO PARTICIPATE IN THE OFFER.

If at any time we become aware of any jurisdiction where the making of the Offer violates the law, we will make a good faith effort to comply with the law. If we cannot comply with the law, the Offer will not be made to, nor will exchanges be accepted from or on behalf of, the option holders residing in that jurisdiction.

Our Board of Directors recognizes that the decision to accept or reject the Offer is an individual one that should be based on a variety of factors and you should consult your personal advisors if you have questions about your financial or tax situation. The information about the Offer from us is limited to the Offer Documents and the Tender Offer Statement on Schedule TO.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR OPTIONS PURSUANT TO THE OFFER. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THE OFFER DOCUMENTS AND THE TENDER OFFER STATEMENT ON SCHEDULE TO. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

SCHEDULE A

INFORMATION ABOUT OUR DIRECTORS AND

EXECUTIVE OFFICERS

Our Directors and executive officers and their (a) ages, (b) positions and offices and (c) the number of shares of our common stock subject to stock options held as of October 9, 2009, are set forth in the following table:

Name	Age	Position and Offices Held	Shares Subject to Outstanding Options
Carlos A. Riva	56	President, Chief Executive Officer and Director	124,121
James E. Levine	39	Executive Vice President and Chief Financial Officer	20,833
Jeffrey G. Black	41	Senior Vice President and Chief Accounting Officer	21,044
William H. Baum	64	Executive Vice President, Business Development	33,545
Gerald M. Haines II	46	Executive Vice President, Chief Legal Officer and Secretary	27,079
Dr. James H. Cavanaugh	72	Director	19,809
John F. Dee	51	Director	2,083
Peter Johnson	61	Director	17,634
Dr. Fernand Kaufmann	66	Director	9,547
Simon Rich	64	Director	2,083
Joshua Ruch	59	Director	4,166
Cheryl A. Wenzinger	60	Director	11,768
Michael Zak	55	Director	4,166

The business address of each Director and executive officer is: Verenium Corporation, 55 Cambridge Parkway, Cambridge, MA 02142 and the business telephone number of each Director and executive officer is (617) 674-5300.

Mr. Carlos A. Riva has been Verenium’s President, Chief Executive Officer and a Director since 2007. Prior to Verenium’s merger with Celunol, Mr. Riva was the Chairman and Chief Executive Officer of Celunol since 2006. Prior to joining Celunol, from 2003 to 2005, Mr. Riva served as Executive Director of Amec plc, a major global construction and engineering company based in the U.K., where he was responsible for the company’s operations in the United States and Britain and for Amec’s global oil and gas business strategy. From 1995 to 2003, Mr. Riva was Chief Executive Officer of InterGen, a Boston-based joint venture between Shell and Bechtel that developed more than 18,000 megawatts of electric generating capacity, along with gas storage and pipelines, on six continents. From 1992 to 1994, Mr. Riva was President and Chief Operating Officer of Boston-based J. Makowski Company, which developed the first independent power project in the United States. Mr. Riva received his B.S. and M.S. degrees in Civil Engineering from the Massachusetts Institute of Technology and Stanford University respectively, and an M.B.A. from the Harvard Business School.

Mr. James (Jamie) E. Levine joined Verenium in April 2009 as Executive Vice President and Chief Financial Officer. Prior to joining Verenium, Mr. Levine held various positions with the global investment banking and securities firm Goldman Sachs & Co., where he most recently served as a Managing Director in the Power and Utilities Group in New York. Before that he served as a Managing Director in the Goldman Sachs Energy Group in London, which included responsibility for covering the integrated oil and gas and refining and marketing sectors. In both of those positions, Mr. Levine advised both corporate clients and private equity firms on valuing, acquiring and financing commodity-exposed businesses. Prior to Goldman Sachs, Mr. Levine held positions with Lehman Brothers, Inc. in New York, and Industrial Economics, Inc. in Cambridge, Massachusetts.

Mr. Jeffrey G. Black became Verenium’s Senior Vice President, Chief Accounting Officer and interim Chief Financial Officer in November 2008. Previously, Mr. Black was our Vice President and Chief Accounting Officer beginning in June 2007, after the merger of Diversa Corporation and Celunol Corporation. Mr. Black

joined Diversa in 2005 as Chief Accounting Officer. Previously, Mr. Black served Isis Pharmaceuticals, a public biopharmaceutical company, where he served as Executive Director of Accounting and Corporate Controller from October 2003 to April 2005. From August 2000 to October 2003, Mr. Black served as a Principal and Interim Financial Executive for Regent Pacific Management Corporation, an international firm specializing in restructuring under-performing companies. While at Regent Pacific, he served as the Vice President of Finance and Corporate Controller for Clarent Corporation and as Vice President and Corporate Controller of Accelerated Networks, Inc., both telecommunications companies. Mr. Black is a certified public accountant and began his career with Ernst & Young LLP. Mr. Black graduated with a B.S. in business from the University of Arizona.

Mr. William H. Baum joined Verenium in August 1997, as Vice President, Sales and Marketing, and was promoted to Senior Vice President, Business Development in November 1999 and to Executive Vice President in July 2002. Prior to joining Diversa, Mr. Baum was Vice President of Global Sales and Marketing with International Specialty Products, a specialty chemical company, and served in a variety of international and domestic executive management positions with Betz Laboratories, also a specialty chemical company In addition, Mr. Baum serves as a director for Genomatica, a private biotechnology company. Mr. Baum received a B.S. from Widener University.

Mr. Gerald M. Haines II joined Verenium in January 2008 as Executive Vice President, Chief Legal Officer and Secretary. Prior to joining Verenium, from September 2006 to December 2007, Mr. Haines was an advisor to early-stage companies on legal and business matters. From May 2001 to August 2006, Mr. Haines served as executive vice president of strategic affairs, chief legal officer and secretary of Enterasys Networks, Inc., a public network communications company that was taken private in March, 2006 following a successful business restructuring and turnaround. Prior to Enterasys Networks, Mr. Haines served as senior vice president and general counsel of Cabletron Systems, Inc., the predecessor of Enterasys Networks. Before Cabletron, he was Vice President and General Counsel of the largest manufacturer of oriented polypropylene packaging and labeling films in North America, and prior to that was in private practice as a corporate attorney in a large Boston law firm. Mr. Haines is admitted to practice in Massachusetts, Maine, and the Federal District of Massachusetts, and is a past director of the New England Corporate Counsel Association. Mr. Haines received his law degree from Cornell Law School, and a Bachelor of Science in Business Administration, magna cum laude, from Boston University.

Dr. James H. Cavanaugh has been a Director of Verenium since 1992 and Verenium’s Chairman since 1998. Since 1988, Dr. Cavanaugh has served as a general partner of HealthCare Ventures LLC, a venture capital management company. Dr. Cavanaugh was formerly president of SmithKline & French Laboratories—U.S., the pharmaceutical division of SmithKline Beckman Corporation. Previously, he was president of SmithKline Beckman’s clinical laboratory business and, before that, president of Allergan International, a pharmaceutical company. Prior to his industry experience, Dr. Cavanaugh served as staff assistant to the President for Health Affairs and then deputy director of the Domestic Council. Under President Ford, he was appointed deputy assistant to the President for Domestic Affairs and deputy chief of the White House staff. Dr. Cavanaugh is the non-executive chairman of Shire plc. (NASDAQ-GS: SHPGY), a specialty pharmaceutical company, and serves as a director on the board of Middlebrook Pharmaceuticals, Inc. (formerly known as Advancis Pharmaceuticals Corp.) (NASDAQ-GM: MBRK), a biopharmaceutical company.

Mr. John F. Dee has been a Director of Verenium since May 2008. Mr. Dee served as President and Chief Executive Officer of Hypnion, Inc., a privately-held neurosciences drug discovery company, from July 2000 through its acquisition by Eli Lilly and Company in April 2007. Prior to Hypnion, Mr. Dee spent several years in senior executive roles at biotechnology companies, and as a senior consultant at McKinsey & Co., Inc., a management consulting firm, where he led teams of senior executives in the development and implementation of new strategic directives and performance improvements. Mr. Dee is currently chairman of the board for NeuroPhase Inc., a neuroscience company focused on neurodegenerative disorders, and previously served as chairman of the board for BioProcessors Corporation, a privately-held company focused on advancements in bioprocessing for the life sciences industry. Mr. Dee holds B.A. and M.S. degrees in Engineering from Stanford University and an M.B.A. from Harvard University.

Mr. Peter Johnson has been a Director of Verenium since 1999. Mr. Johnson was a founder of Agouron Pharmaceuticals, Inc. and served as its President and Chief Executive Officer from its inception in 1984 until 2000. Mr. Johnson currently serves as a director of a nonprofit organization. Mr. Johnson received a B.A. and an M.A. from the University of California.

Dr. Fernand Kaufmann has been a Director of Verenium since 2004. Dr. Kaufmann retired from The Dow Chemical Company, a public chemical manufacturing company, in 2001. During his more than 30-year career at Dow, Dr. Kaufmann served in a number of senior executive capacities, including Group Vice-President for New Businesses and as a member of Dow’s management executive committee. Dr. Kaufmann currently serves as Chief Executive Officer and chairman of the board of HPL S.A., a Swiss technology start-up company in the field of novel lithium-ion battery technology. Dr. Kaufmann also serves as a board member for Schmack Biogas, a German-based biogas company publicly traded on the Xetra exchange. Dr. Kaufmann received a Ph.D. in polymer chemistry from the University of Strasbourg in France in 1969.

Mr. Simon Rich, has served as a Director of Verenium since March 2008. Mr. Rich spent more than 15 years with the Louis Dreyfus Group where he held various positions, beginning with Executive Vice President of Louis Dreyfus Energy; Chairman, Chief Executive Officer of Louis Dreyfus Natural Gas; and Chief Operating Officer and Managing Director of Duke-Louis Dreyfus, a joint venture between Duke Energy and Louis Dreyfus Group; and President of Louis Dreyfus Holding Company. Mr. Rich currently teaches at the Nicholas School of the Environment and Earth Sciences at Duke University, where he formerly chaired the board of visitors. His current affiliations include chairman of the Environmental Defense Fund of North Carolina and chairman for the Center for Environmental Farming Systems. Mr. Rich is also a director of Triangle Capital Corporation (NASDAQ-GM: TCAP), a business development company. Mr. Rich is a graduate of Duke University.

Mr. Joshua Ruch has served as a Director of Verenium since 2007, and prior to Verenium’s merger with Celunol, was a director of Celunol since December 2004. Mr. Ruch is the Chairman and Chief Executive Officer of Rho Capital Partners, Inc., an investment and venture capital management company, which he co-founded in 1981. Prior to founding Rho, Mr. Ruch was employed in investment banking at Salomon Brothers. Mr. Ruch received a B.S. degree in electrical engineering from the Israel Institute of Technology (Technion) and an M.B.A. from the Harvard Business School. Mr. Ruch is also a director of GenVec, Inc. (NASDAQ-GM: GNVC) and of a number of private companies.

Ms. Cheryl A. Wenzinger has been a Director of Verenium since 2004 and serves as the chair of Verenium’s audit committee and as the audit committee’s financial expert. In her most recent position as audit partner at Deloitte & Touche from 1984 to 2000, Ms. Wenzinger served many private and public companies, with a focus on health care providers and insurers, manufacturing, and agribusiness. She currently serves on the board of directors of Banner Health, where she chairs the audit committee, and on the board of trustees for Delta Dental Plan of Colorado, where she serves on the audit committee as the financial expert. Ms. Wenzinger received a B.S. in Accounting from the University of Northern Colorado and is a Certified Public Accountant.

Mr. Michael Zak has been a Director of Verenium since 2007, and prior to Verenium’s merger with Celunol, was a director of Celunol since 2004. Since 1991, Mr. Zak has been with Charles River Ventures, a venture capital management company. From 1986 to 1991, he served as co-founder and Vice President of Concord Communications, a start-up network monitoring and analysis software company. Mr. Zak was previously employed by Motorola, Inc. and McKinsey & Company, Inc., and served as a communications and signals intelligence officer in the United States Marine Corps. Mr. Zak holds a B.S. degree in engineering from Cornell University and an M.B.A. from the Harvard Business School.

STOCK OPTION EXCHANGE

QUESTIONS AND ANSWERS

These Questions and Answers relate to our offer to exchange all outstanding options to purchase shares of our common stock that have an exercise price greater than the closing sales price of our common stock on the trading day immediately preceding the Commencement Date. These Questions and Answers are to be read in conjunction with the Offer to Exchange Outstanding Options to Purchase Common Stock, of which they are a part.

Q1	What is the stock option exchange program?

A1	Our stock option exchange program (also referred to in these materials as the Offer) is a voluntary program permitting Eligible Participants to exchange stock options that have an exercise price greater than the closing sales price of our common stock on the trading day immediately preceding the Commencement Date (also referred to in these materials as Eligible Options) for the same or a reduced number of replacement options (also referred to in these materials as Replacement Options) to purchase shares of our common stock for an exercise price equal to the closing sales price of our common stock as reported on the NASDAQ Global Market (also referred to in these materials as NASDAQ) on the date of grant (or, if no sales are reported on such date, then the closing price of our common stock on the first day prior to such date on which there is a reported sale) (also referred to in these materials as the Fair Market Value). The Replacement Options granted to our non-employee Directors will be granted pursuant to our 2005 Non-Employee Director Plan (also referred to in these materials as the 2005 Plan) and the Replacement Options granted to our employees will be granted pursuant to our 2007 Stock Incentive Plan (also referred to in these materials as the 2007 Plan). We expect to grant the Replacement Options on the first business day after the expiration of the Offer on November 12, 2009 at 12:00 a.m. (midnight) Eastern Time (that is, one minute after 11:59 p.m. on November 11, 2009), unless we extend the expiration of the Offer to a later date.

The Offer will be open to all persons (also referred to in these materials as Eligible Participants) who as of the commencement of the Offer are employed by us and our subsidiaries or are a member of our Board of Directors.

Your participation in the Offer is voluntary; you may either keep your current Eligible Options at their current exercise price or cancel those Eligible Options in exchange for Replacement Options with exercise price equal to the Fair Market Value on the date of grant.

Q2	Why is the Option Exchange Program being offered?

A2	In light of the decline in the price of our common stock during the last several years, we recognize that many of our employees hold options with exercise prices significantly higher than the current market price of our common stock. As of October 12, 2009, Eligible Participants held options for approximately 621,248 shares with exercise prices greater than $5.01 per share, which was the closing price of our common stock as reported by the NASDAQ Global Market on October 12, 2009. We believe that to enhance long-term stockholder value we need to maintain competitive employee compensation and incentive programs and that an equity stake in our success is a critical component of these programs. Options that are substantially “out of the money” are no longer effective as performance and retention incentives. We believe the Offer will provide us with a renewed opportunity to give Eligible Participants an economic stake in our future growth and success.

Q3	Why can’t I just be granted additional options?

A3

We strive to balance the need for a competitive compensation package for our employees with the interests of our stockholders. Because of the large number of stock options that are currently outstanding, a large grant of new options could potentially have a dilutive effect to shareholders by increasing the number of potential shares of common stock that could be issued in the future upon exercise of such options. The trade-off to compensate for this potential dilution to other shareholders, who cannot participate in the option exchange program, is to reduce the number shares subject to outstanding options.

Q4	What options may I exchange as part of this program?

A4	As described more fully below, we are offering to exchange certain stock options held by Eligible Participants that are currently outstanding under the Verenium 2007 Equity Incentive Plan, the Verenium 2005 Non-Employee Directors’ Equity Incentive Plan, the Verenium 1997 Equity Incentive Plan, the Verenium 1999 Non-Employee Director Equity Incentive Plan, the BC International 2006 Equity Incentive Plan, the BC International 2004 Equity Incentive Plan, and the BC International Corporation 1998 Stock Plan (collectively, the “Company Option Plans”).

You may exchange any option with an exercise price greater than the closing sales price of our common stock on the trading day immediately preceding the Commencement Date that is outstanding on the Expiration Date of the Offer, which is currently expected to be November 12, 2009 at 12:00 a.m. (midnight) Eastern Time (that is, one minute after 11:59 p.m. on November 11, 2009), unless we extend the expiration of the Offer to a later date.

If you attempt to exchange an option having an exercise price less than the closing sales price of our common stock on the trading day immediately preceding the Commencement Date, that option will not be an Eligible Option and any election you may have made to exchange that option will not be accepted by us.

Q5	May I tender options that I have already exercised?

A5	The Offer only permits the exchange of options, and does not apply in any way to shares purchased, whether upon the exercise of options or otherwise (including purchases via the open market and our Employee Stock Purchase Plan), whether or not you have vested in those shares. If you have exercised an Eligible Option in its entirety, that option is no longer outstanding and is therefore not subject to the Offer. If you have exercised an Eligible Option in part, the remaining unexercised portion of that option is outstanding and may be tendered for exchange pursuant to the Offer. Eligible Options for which you have both properly submitted an exercise notice and tendered the exercise price prior to the date the Offer expires will be considered exercised to that extent, whether or not you have received confirmation of exercise for the shares purchased.

Q6	How many Replacement Options will I receive for the options that I exchange?

A6	The number of Replacement Options that you will receive in the Offer is related to the exercise price of your Eligible Options. We have established three exchange ratios for Eligible Options depending on their exercise prices. The following table sets forth the three exchange ratios and the range of exercise prices applicable to each exchange ratio:

Exercise Price Range	Exchange Ratio: Option Shares per Replacement Option
$5.02[1] – $47.99	1.0 to 1.0
$48.00 – $95.99	1.5 to 1.0
≥$96.00	2.0 to 1.0

[1]

Eligible Options are those which are outstanding on the Expiration Date and have an exercise price greater than $5.01, which was the closing sales price of Verenium’s common stock on October 12, 2009, the trading day immediately preceding the Commencement Date.

The total number of shares subject to the Replacement Option an Eligible Participant will receive with respect to a surrendered Eligible Option will be determined by applying the applicable exchange ratio to the number of shares underlying the surrendered Eligible Option and rounding up to the nearest whole share. For example, if an Eligible Participant holds an option to purchase 1,000 shares of Verenium common stock at an exercise price of $98.00 per share, he or she would be entitled to exchange that option for a Replacement Option to purchase 500 shares of our common stock, with such Replacement Option having an exercise price equal to the fair market value of our common stock at the time of the exchange (i.e., after applying the applicable 2-to-1 exchange ratio set forth in the table above).

Q7	Why isn’t the exchange ratio simply one-for-one and how were the exchange ratios calculated?

A7	Our stock option exchange program is designed to balance our interests and those of our employees and stockholders. Our intent was to establish exchange ratios that will result in the issuance of Replacement Options that the Compensation Committee of our Board of Directors believes is appropriate for Eligible Options Grants grouped together based on awards with similar prices.

Q8	If the price of our common stock were to increase after the date on which my Eligible Options are cancelled, is it possible that those cancelled Eligible Options would have ultimately been more economically valuable than the Replacement Options I received in exchange for them?

A8	Yes. If the price of our common stock increases after the date on which your Eligible Options are cancelled, those cancelled Eligible Options might prove to have been worth more than the Replacement Options that you receive in exchange for them. For example, if you exchange Eligible Options covering 100 shares with an exercise price of $98.00 per share, you would receive a Replacement Option covering 50 shares (after applying the applicable exchange ratio of two (2) Eligible Option Grant shares for every one (1) Replacement Option share). Assume, for illustrative purposes only, that the exercise price for the Replacement Options is $7.00 per share. Also assume, for illustrative purposes only, that two years after the Replacement Option grant date the fair market value of our common stock had increased to $200.00 per share. Under this example, if you had kept your Eligible Options, exercised them, and sold the underlying shares at $200.00 per share, you would have realized a pre-tax gain of $10,200, but if you exchanged your options and sold the shares subject to the Replacement Options for $200.00 per share, you would only realize a pre-tax gain of $9,650.

Note that this discussion does not take into account vesting. Your Eligible Options may be fully vested, whereas the Replacement Options granted pursuant to the Offer will be subject to vesting restrictions. You should take into account the fact that the Replacement Options are subject to future vesting when deciding whether to participate in the Offer.

Q9	When will I receive my Replacement Options?

A9	If you participate in the Offer, we expect to grant you your Replacement Options on the first business day after the Expiration Date, or a later date if we extend the expiration of the Offer to a later date (also referred to in these materials as the Expiration Date).

Q10	How will my Replacement Options vest?

A10	The Replacement Options will receive a revised vesting schedule. Fifty percent of the Replacement Options granted to employees will remain subject to the same vesting schedule and vesting commencement date of those options that are surrendered. The remaining fifty percent of the new options will be subject to an additional two years of vesting (commencing on the grant date of the Replacement Option) and will vest in equal quarterly installments over the entire vesting period of the Replacement Option, with the first such installment vesting on the date of the first fiscal quarter end following the date of such grant. To the extent that the portion of an employee’s Replacement Option subject to additional vesting is not equally divisible among the number of quarters of the new period, the remainder shall vest with the first such installment. Fifty percent of the Replacement Options granted to our non-employee Directors will remain subject to the vesting schedule of those options that are surrendered and the remaining fifty percent of new options will be subject to an additional three years of vesting (commencing on the grant date of the Replacement Option).

Set forth below for illustration purposes only are three examples of revised vesting schedules that would result if an employee participated in the exchange:

•

Example 1. Assume that at the time we commence the Offer, an employee has a fully vested option to purchase 2,000 shares of our common stock, and that based on the exercise price of the surrendered option the employee will receive a new option at a 2-to-1 exchange ratio. If the employee elects to participate in the exchange, the employee will receive a Replacement Option to purchase 1,000 shares of our common stock with the following vesting schedule: (i) fifty percent of the Replacement Option will be subject to the original vesting schedule, meaning that 500 of the shares will be fully vested at the time the Replacement Option is issued, and (ii) fifty percent of the Replacement Option will be subject to two years of vesting commencing on the grant date of the Replacement Option, meaning that 500 of the shares will vest in equal quarterly installments over the two-year period commencing on the grant date of the Replacement Option.

•

Example 2. Assume that at the time we commence the Offer, an employee has an option to purchase 2,000 shares of our common stock, of which 500 shares are fully vested and the remaining 1,500 shares will vest in equal quarterly installments over the next three years, and that based on the exercise price of the surrendered option the employee will receive a new option at a 2-to-1 exchange ratio. If the employee elects to participate in the exchange, the employee will receive a Replacement Option to purchase 1,000 shares of our common stock with the following vesting schedule: (i) fifty percent of the Replacement Option will be subject to the original vesting schedule, meaning that 125 of the shares will be fully vested at the time the Replacement Option is issued, and 375 of the shares will vest in equal quarterly installments over the three-year period commencing on the grant date of the Replacement Option, and (ii) fifty percent of the Replacement Option will be subject to an additional two years of vesting commencing on the grant date of the Replacement Option, meaning that 500 of the shares will vest in equal quarterly installments over the five-year period commencing on the grant date of the Replacement Option (reflecting the addition of two years of additional vesting to the three years remaining on the original vesting schedule).

•

Example 3. Assume that at the time we commence the Offer, an employee has an option to purchase 2,000 shares of our common stock, of which 500 shares will be fully vested in six months (the one-year anniversary of the option’s grant date) and the remaining 1,500 shares will begin vesting quarterly over three years starting on the one-year anniversary of the option’s grant date. Thus, the option will be fully vested in three and one half years. In addition, assume that based on the exercise price of the surrendered option the employee will receive a new option at a 2-to-1 exchange ratio. If the employee elects to participate in the exchange, the employee will receive a Replacement Option to purchase 1,000 shares of our common stock, with the following vesting schedule: (i) fifty percent of the Replacement Option will be subject to the original vesting schedule, meaning that 125 of the shares will be fully vested in six months (the one-year anniversary of the original option’s grant date) and 375 options will vest quarterly over three years starting on the one-year anniversary of the original option’s grant date, and (ii) fifty percent of the Replacement Option will be subject to an additional two years of vesting commencing on the grant date of the Replacement Option, meaning that 500 of the shares will vest in equal quarterly installments over the five-and-one-half-year period commencing on the grant date of the Replacement Option (reflecting the addition of two years of additional vesting to the three and one-half years remaining on the original vesting schedule).

Q11	What are the other terms and conditions of my Replacement Options?

A11

Replacement Options will be nonstatutory stock options granted pursuant to the 2005 Plan and 2007 Plan. Each Replacement Option represents a right to acquire a specific number of shares of our common stock at a fixed exercise price per share that is equal to the Fair Market Value of our common stock on the date the Replacement Option is granted. We expect to grant the Replacement Options on the first business day after the Expiration Date. Once vested, the options may be exercised at any time prior to the ten-year anniversary of the date the Replacement Option was granted, unless the options terminate earlier in accordance with the terms of our 2005 Plan or 2007 Plan, as applicable. The exchange of stock options pursuant to the Option Exchange should be treated as a non-taxable exchange because the new stock options will have an exercise price equal to the fair market value of Verenium common stock on grant date. Verenium and participants should not recognize any income for U.S. federal income tax purposes upon the grant of the new stock options. Tax effects may vary in other countries.

Q12	Are there conditions to the Offer?

A12	Yes. The Offer is subject to a number of conditions, including the conditions described in Section 6 of the Offer Documents which you should read carefully. However, the Offer is not conditioned on a minimum number of option holders accepting the Offer or a minimum number of Eligible Options being exchanged.

Q13	Are there any eligibility requirements I must satisfy in order to receive the Replacement Options?

A13	In order to receive Replacement Options, you must be employed by us or by our Subsidiaries (including employees on a leave of absence) on the Commencement Date, or be a member of our Board of Directors on such date, and you must remain continuously employed by us or one of our Subsidiaries or be on a leave of absence protected by statute, or remain on the Board of Directors, through the date Replacement Options are granted.

PARTICIPATION IN THE OFFER DOES NOT CONFER UPON YOU THE RIGHT TO REMAIN EMPLOYED BY US OR ANY OF OUR SUBSIDIARIES. YOUR EMPLOYMENT IS “AT-WILL” AND MAY BE TERMINATED BY US OR BY YOU AT ANY TIME, INCLUDING PRIOR TO THE DATE THE REPLACEMENT OPTIONS ARE GRANTED, FOR ANY REASON, WITH OR WITHOUT CAUSE.

IF YOUR EMPLOYMENT WITH US OR ONE OF OUR SUBSIDIARIES TERMINATES AFTER YOU TENDER YOUR OPTIONS BUT PRIOR TO THE EXPIRATION DATE, YOU ARE NOT ELIGIBLE TO PARTICIPATE IN THE OFFER. IF THE EXPIRATION DATE AND THE GRANT DATE ARE DIFFERENT AND YOUR EMPLOYMENT WITH US OR ONE OF OUR SUBSIDIARIES TERMINATES FOLLOWING THE EXPIRATION DATE AND PRIOR TO THE DATE THE REPLACEMENT OPTIONS ARE GRANTED, YOU WILL NOT RECEIVE ANY REPLACEMENT OPTIONS OR ANY OTHER CONSIDERATION IN EXCHANGE FOR YOUR ELIGIBLE OPTIONS THAT HAVE BEEN EXCHANGED AND YOUR EXCHANGED ELIGIBLE OPTIONS WILL NOT BE REINSTATED. IF THE OPTIONS THAT YOU TENDERED FOR EXCHANGE HAVE AN EXERCISE PRICE THAT IS LESS THAN THE CLOSING SALES PRICE OF OUR COMMON STOCK ON THE TRADING DAY IMMEDIATELY PRECEDING THE COMMENCEMENT DATE, THEY ARE NOT ELIGIBLE TO BE EXCHANGED IN THE OFFER.

Q14	Are employees who tender their Eligible Options and are on a leave of absence on the date the Replacement Options are granted eligible to participate?

A14	If you tender your Eligible Options and they are cancelled in the exchange and, on the date Replacement Options are granted, you are on a leave of absence protected by statute, then you will be entitled to receive the applicable number of Replacement Options on the date Replacement Options are granted. If, however, on the date Replacement Options are granted you are on a leave that is not protected by statute, then the Replacement Options will be issued on the date, if any, that you return to regular employment with us or one of our Subsidiaries.

Q15	Are the terms and conditions of the Offer the same for everyone?

A15

No. Vesting of the Replacement Options is different for our participating non-employee Directors (for whom fifty percent of the Replacement Option will be subject to an additional three years of vesting) than it is for our participating employees (for whom fifty percent of the Replacement Option will be subject to an additional two years of vesting). (See Question & Answer 10) Otherwise, the terms and conditions are the same for everyone who is eligible to participate in the Offer (See Question & Answer 12).

Q16	How should I decide whether or not to participate?

A16	We understand that this will be a challenging decision for everyone. The Offer does carry considerable risk, and there are no guarantees regarding our future stock performance. As a result, the decision to participate must be your personal decision, and it will depend largely on your assumptions about the future overall economic environment, the performance of NASDAQ, our stock price and our business and your desire and ability to remain an employee or Director of Verenium until the Expiration Date and the date the Replacement Options become vested (also see Question & Answer 11). Verenium cannot advise you on the decision to participate in the Offer, and we have not authorized anyone to make any recommendation on our behalf as to your choices.

Q17	How does the Offer work?

A17	On or before the Expiration Date, which we currently expect to be November 12, 2009 at 12:00 a.m. (midnight) Eastern Time (that is, one minute after 11:59 p.m. on November 11, 2009), unless we extend the expiration of the Offer to a later date, you may decide to exchange any of your Eligible Options for the same or a reduced number of Replacement Options, depending on the exercise price(s) of your Eligible Options. The number of Replacement Options you are entitled to receive upon exchange of your Eligible Options will be determined by the applicable exchange ratio (see Question & Answer 6).

Q18	What if my Eligible Options are not currently vested? Can I exchange them?

A18	Yes. Your Eligible Options do not need to be vested in order for you to exchange them in response to the Offer.

Q19	If I elect to exchange my Eligible Options, do I have to exchange all of my Eligible Options or can I just exchange some of them?

A19	In order to participate, you must exchange all of your Eligible Options.

Q20	My options are separated between incentive stock options and nonstatutory stock options because my original grant exceeded the $100,000 limit on incentive stock options imposed by U.S. tax laws. Can I cancel one part but not the other?

A20	No. An option that has been separated into a partial incentive stock option and a partial nonstatutory stock option is still considered to be a single option, and cannot be separated for purposes of the Offer. Please note that all Replacement Options issued in the exchange will be nonstatutory stock options.

Q21	Can I exchange the remaining portion of an Eligible Option that I have partially exercised?

A21	Yes. If you have exercised an Eligible Option in part, the remaining unexercised portion of that option is outstanding and may be tendered for exchange pursuant to the Offer. Options for which you have properly submitted an exercise notice and tendered the exercise prior to the date the Offer expires will be considered exercised to that extent, whether or not you have received confirmation of exercise for the shares purchased.

Q22	Will I be required to give up all of my rights under the cancelled options?

A22	Yes. Once we have accepted your tendered Eligible Options, your tendered Eligible Options will be cancelled and you will no longer have any rights thereunder. We intend to cancel all tendered Eligible

Options on the same U.S. business day as the Expiration Date. We currently expect that the Expiration Date will be November 12, 2009 at 12:00 a.m. (midnight) Eastern Time (that is, one minute after 11:59 p.m. on November 11, 2009), unless we extend the expiration of the Offer to a later date. (See Section 5)

Q23	Will the terms and conditions of my Replacement Options be the same as my exchanged options?

A23	Each Replacement Option issued in the exchange will represent a right to acquire a specific number of shares of our common stock, calculated based on the exchange ratio applicable to the Eligible Option that it replaces, at a fixed exercise price per share that is equal to the Fair Market Value of our common stock on the date the Replacement Option is granted. We expect to grant the Replacement Options on the first business day after the Expiration Date. The Replacement Option will have a different vesting schedule than the exchanged options. (See Question & Answers 10 and 11). Once vested, the options may be exercised at any time prior to the ten-year anniversary of the new grant date, unless the options terminate earlier in accordance with the terms of our 2007 Plan or 2005 Plan, as applicable. All other terms and conditions of the Replacement Options will be the same as those that apply generally to stock options granted under our 2007 Equity Incentive Plan or 2005 Non-Employee Director Plan.

Q24	Will I have to pay taxes if I participate in the Offer?

A24	You generally will not be required under current U.S. law to recognize income for U.S. federal income tax purposes at the time of the exchange or the date on which the Replacement Options are granted. However, you generally will have taxable income upon exercise of your Replacement Options, at which time we will also generally have a tax withholding obligation. We may require you to satisfy the applicable tax withholding requirements through payroll withholding, by withholding proceeds received upon sale of the underlying common stock through a sell-to-cover arrangement, or otherwise. You may also have taxable income when you sell the shares issued upon exercise of the Replacement Option. (See Section 13)

For all employees and non-employee Directors, we strongly recommend that you consult with your own tax advisor to determine the personal tax consequences to you of participating in the Offer.

Q25	What are the tax implications for not participating in the Offer?

A25	We have designed the Offer to avoid changing the tax treatment of your Eligible Options if you do not accept the Offer. However, if the Offer is extended beyond the original Expiration Date, then the U.S. Internal Revenue Service (IRS) may characterize the Offer as a modification of those Eligible Options that are incentive stock options, even if you decline the Offer. A successful assertion by the IRS that your Eligible Options have been modified could extend the Eligible Options’ holding period to qualify for favorable tax treatment and cause a portion of your Eligible Options to be treated as nonstatutory stock options. If you choose not to exchange your Eligible Options and you have been granted incentive stock options, we recommend that you consult with your own tax advisor to determine the tax consequences of the exercise of those Eligible Options and the sale of the common stock that you will receive upon exercise.

Q26	What if my employment is terminated prior to the Expiration Date?

A26	If you elect to exchange Eligible Options, your election will be irrevocable after November 12, 2009 at 12:00 a.m. (midnight) Eastern Time (that is, one minute after 11:59 p.m. on November 11, 2009), unless we extend the expiration of the Offer to a later date. Therefore, if your employment with us or one of our Subsidiaries terminates, whether voluntarily, involuntarily or for any other reason (including death), prior to the Expiration Date, you will not receive any Replacement Options. If your employment with us is terminated as part of any announced reduction in force, you will fall in this category. THEREFORE, IF YOU ARE NOT EMPLOYED BY US OR ONE OF OUR SUBSIDIARIES ON THE EXPIRATION DATE, YOU WILL NOT RECEIVE ANY REPLACEMENT OPTIONS.

YOUR EMPLOYMENT IS “AT-WILL” AND MAY BE TERMINATED BY US OR BY YOU AT ANY TIME, INCLUDING PRIOR TO THE EXPIRATION DATE, FOR ANY REASON, WITH OR WITHOUT CAUSE.

Q27	What if my employment is terminated after the date that my Eligible Options are cancelled and before the date the Replacement Option is granted?

A27	If the Expiration Date and the date the Replacement Options are granted are different and your employment with us or one of our Subsidiaries is terminated, whether voluntarily, involuntarily or for any other reason (including death) after the Expiration Date and prior to the date the Replacement Options are granted, you will forfeit the Eligible Options that were cancelled, and you will not receive any Replacement Options. If your employment with us is terminated as part of any announced reduction in force, you will fall in this category.

THE OFFER DOES NOT CHANGE THE “AT-WILL” NATURE OF YOUR EMPLOYMENT, AND YOUR EMPLOYMENT MAY BE TERMINATED BY US OR BY YOU AT ANY TIME, INCLUDING PRIOR TO THE DATE THE REPLACEMENT OPTIONS ARE GRANTED, FOR ANY REASON, WITH OR WITHOUT CAUSE.

We expect to grant the Replacement Options on the first business day after the Expiration Date.

Q28	How long will the Offer remain open?

A28	Presently, the Offer is scheduled to remain open until 12:00 a.m. (midnight), Eastern Time, on November 12, 2009 at 12:00 a.m. (midnight) Eastern Time (that is, one minute after 11:59 p.m. on November 11, 2009), unless we extend the expiration of the Offer to a later date. However, if we do extend the Offer, you will be notified of the extension. If we extend the Offer, we will announce the extension no later than 9:00 a.m., Eastern Time, on the next business day following the scheduled or announced Expiration Date.

Q29	What do I need to do to exchange my Eligible Options?

A29	To exchange your Eligible Options, you must complete and submit the Election Form found on the Tender Offer Website before 12:00 a.m., Eastern Time, on November 12, 2009 at 12:00 a.m. (midnight) Eastern Time (that is, one minute after 11:59 p.m. on November 11, 2009), unless we extend the expiration of the Offer to a later date. If you are an employee on a leave of absence as of the Commencement Date, we will mail to you an Election Form and Notice of Withdrawal. If you do not wish to make your election via our Tender Offer Website or are unable to use the electronic system for any reason, you must contact us by telephone at (617) 674-5319 to request a written election form, which you must complete and return to us as directed. Delivery of the completed forms will be deemed made only when actually received by us. No late deliveries will be accepted. We may reject any Eligible Option if we determine the Election Form is not properly completed or to the extent that we determine it would be unlawful to accept the Eligible Options.

Q30	What is the deadline to elect to participate in the Offer?

A30	You must submit your Election Form online through the Tender Offer Website by 12:00 a.m., Eastern Time, on November 12, 2009 at 12:00 a.m. (midnight) Eastern Time (that is, one minute after 11:59 p.m. on November 11, 2009), unless we extend the expiration of the Offer to a later date. If you do not wish to make your election via our Tender Offer Website or are unable to use the electronic system for any reason, you must contact us by telephone at (617) 674-5319 to request a written election form, which you must complete and return to us as directed. Although we do not currently intend to do so, we may, in our discretion, extend the Offer at any time. If we extend the Offer, we will announce the extension no later than 9:00 a.m., Eastern Time, on the next business day following the scheduled or announced Expiration Date.

Q31	Can I withdraw my election? How often?

A31	Yes. You can withdraw your election at any time by submitting a Withdrawal of Election on the Tender Offer Website, prior to the Expiration Date. If you do not wish to withdraw your election via our Tender Offer Website or are unable to use the electronic system for any reason, you must contact us by telephone at (617) 674-5319 to request a written notice of withdrawal, which you must complete and return to us as directed in order to withdraw your election. There is no limit to the number of times you can change your election prior to the Expiration Date. However, the last Withdrawal of Election or Election Form submitted prior to the Expiration Date will determine your decision to elect.

Q32	What will happen if I don’t submit my election by the Expiration Date?

A32	If you miss this deadline, you cannot participate in the Offer. Submission of your election will be deemed made only when actually received by us. No late submissions will be accepted.

Q33	Will I receive a confirmation of my election?

A33	Yes. After you submit an Election Form through the Tender Offer Website, you will receive an email confirmation indicating we have received your Election Form. Similarly, after you change your election, you will receive an email confirmation indicating we have received your change in election. You should print these email confirmations and keep them with your records.

Q34	What if I don’t accept the Offer?

A34	The Offer is completely voluntary. You do not have to participate, and there are no penalties for electing not to participate in the Offer. However, if you are an employee residing in the United States, you choose not to participate in the Offer and your Eligible Options are incentive stock options, and if the Offer is extended beyond its original Expiration Date, then the IRS could decide that the Offer is a modification of the status of your incentive stock options. A successful assertion by the IRS that your incentive stock options are modified could extend the holding period of the incentive stock options to qualify for favorable tax treatment and cause a portion of your incentive stock options to be treated as nonstatutory stock options. For further details, please consult with your personal tax advisor.

Q35	Where do I go if I have additional questions about the Offer?

A35	Please direct your questions to tenderoffer@verenium.com. We will review these questions periodically throughout the exchange period and to the extent we deem it appropriate, we will add the appropriate information to the Questions & Answers section of the Tender Offer Website.